As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-117061

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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Amendment No. 3
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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SULPHCO, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	2890	88-0224817
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

850 Spice Islands Drive Sparks, NV 89431 (775) 829-1310 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)	Rudolf W. Gunnerman 850 Spice Islands, Drive Sparks, NV 89431 (775) 829-1310 (Name, Address and Telephone Number of Agent for Service)

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Copies of all communications to:

Samuel S. Guzik, Esq.
Guzik & Associates
11355 West Olympic Blvd., Suite 300
Los Angeles, CA 90064
(310) 914-8600

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until such time that all shares of common stock registered hereunder have been sold.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. 

 If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

 If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

 If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. 

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Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)
Common Stock, $.001 par value	18,648,137 5,963	$2.775 $2.00	$51,748,581 $11,926	$6,557(3) $1.52

(1) Please refer to the "Selling Security Holders" section of the prospectus that is part of this Registration Statement for a description of what comprises the 18,654,100 shares of our common stock being registered. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also relates to an indeterminate number of shares of common stock which are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions.
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the respective average high and low sales prices of the Registrant's Common Stock on June 29, 2004, and November 15, 2004, as reported on the Nasd, Inc. OTC Bulletin Board.

(3) This portion of the filing fee was previously paid with the initial filing of this registration statement on July 1, 2004.
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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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2

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2004

PROSPECTUS

SULPHCO, INC.

18,654,100 Shares of Common Stock

       This prospectus relates to the reoffer and resale, from time to time, of up to 18,654,100 common shares by the selling security holders listed on page 20 of this prospectus.

       The reoffer and resale of the common shares covered by this prospectus will be made by the selling security holders listed in this prospectus in accordance with one or more of the methods described in the plan of distribution, which begins on page 25 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

       Our common stock is listed on the Nasd, Inc. OTC Bulletin Board under the symbol "SLPH." On November 16, 2004 the last reported sale price of our common stock on the OTC Bulletin Board was $2.09 per share.

       Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

___________ __, 2004

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	3
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	15
SELLING SECURITY HOLDERS	17
PLAN OF DISTRIBUTION	25
BUSINESS	27
PLAN OF OPERATION	41
MANAGEMENT	46
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	55
PRINCIPAL STOCKHOLDERS	58
DESCRIPTION OF SECURITIES	59
CHANGES IN ACCOUNTANTS	61
LEGAL MATTERS	61
EXPERTS	61
WHERE YOU CAN FIND MORE INFORMATION	61
INDEX TO FINANCIAL STATEMENTS	F-1

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

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PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed in the Risk Factors section beginning on page 7.

       References to "we," "us," "our company" and "SulphCo" refer to SulphCo, Inc.

Our Business

Overview

       We are engaged in the business of developing and commercializing our patented and proprietary technology for the reduction of the sulfur content of crude oils and petroleum products, and the "upgrading" of crude oil by reducing its weight, or density. Our patented and proprietary process is based upon the novel use of high power ultrasonics - the application of high energy, high frequency sound waves - to effect beneficial changes in the chemical composition in crude oil and other petroleum streams. Originally developed by us for low cost desulfurization of diesel fuel, our development efforts have expanded to include the desulfurization of crude oil and the "upgrading" of crude oil by reducing its density.

       Our process is expected to provide a cost-effective alternative or supplement to conventional refinery processes currently used to remove sulfur from crude oil. Conventional desulfurization equipment, known as "hydrotreaters," require high temperatures and pressure, and must be designed and built to withstand these conditions in a refinery environment, which typically operate 24 hours per day, seven days per week, with infrequent breaks for maintenance. As such, conventional hydrotreaters are extremely expensive to purchase. In addition, conventional desulfurization processes require a continuous supply of hydrogen, which adds significant ongoing operational expense. Our units are designed to operate in a low temperature environment under atmospheric conditions, which is expected to permit these units to be constructed at a reduced cost compared to conventional hydrotreaters. Moreover, our units do not require expensive additives to effect the desulfurization process, thereby resulting in expected reduced ongoing operational costs for our units during the life of each unit.

       We have been developing our desulfurization technologies on an ongoing basis since January 1999. We have developed and demonstrated a laboratory prototype using a revolutionary low pressure, low temperature process that uses high power ultrasound to reduce the sulfur content of crude oil and other petroleum streams. Recent laboratory testing has also demonstrated the ability of our process to upgrade crude oils through the conversion of heavy components of petroleum to lighter, higher value components.

       Testing has been done through in-house facilities, independent laboratories, and more recently by ChevronTexaco Energy Technology Co., a unit of ChevronTexaco Corp. To date, such testing has been limited to samples produced by prototypes which have processed from one to ten gallons of crude oil in a laboratory setting. Beginning in mid-2002 our development activities have centered around re-designing, upgrading and testing of laboratory scale prototypes utilizing more powerful ultrasonic generators, and redesigning these prototypes to accommodate the more powerful generators. Substantially all of the development work to date has been conducted by SulphCo personnel.

       More recently we conducted laboratory testing of our prototypes at our facilities from May 2004 through July 2004, which testing was observed from time to time by ChevronTexaco Energy Technology Co., a unit of ChevronTexaco Corp., and we generated sample materials for their analysis. The testing gave positive indication to both parties that there was sufficient sulfur removal, and increase in the amount of lighter petroleum components in the crude oil to justify a joint collaboration to bring our technology to a stage of development suitable for a refinery test of our 1,000 bbl per day pre-production prototype and for eventual large scale commercial use. Accordingly, on August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology.

       Our 1,000 bbl pre-production prototype unit, which was initially placed at Chevron U.S. A., Inc.'s refinery in El Segundo, California, in September 2003, for refinery testing was returned to our facility in Sparks, Nevada in November 2004 prior to refinery testing in order to upgrade the reactor and install a more powerful ultrasonics system. We are in the process of building a more powerful ultrasonic system for utilization in our prototypes, which we believe will be more powerful than ultrasonic systems currently available for purchase from third parties. We intend to retrofit our existing 1,000 bbl pre-production unit with this system when it is completed. We expect to retrofit this unit by December 31, 2004, and expect final installation and testing of the unit at this refinery to commence in the first half of 2005.

       We are currently in the process of designing a desulfurization unit intended to process 25,000 or more bbl per day and we expect to complete the remaining design and engineering work by December 2004.

       We are a development stage company. In each fiscal year since our inception we have not generated any material revenues and have not made a profit. We have an accumulated deficit of approximately $20.3 million from our inception through September 30, 2004. For our fiscal year ended December 31, 2003, we recorded a net loss of approximately $3.1million, and for the nine months ended September 30, 2004, we recorded a net loss of approximately $2.6 million. We expect to continue to incur losses for the foreseeable future unless and until we are able to generate revenues from the sale or licensing of our technology or proposed products. Our ability to generate revenues and profits in the future is dependent upon the successful commercialization of our desulfurization technology. We cannot assure you when or if our technology will be successfully commercialized or when or if we will be able to generate material revenues or achieve or maintain profitability even if we succeed in commercializing our technology.

The Market Opportunity

       The market for our technology and our desulfurization units is expected to be crude oil producers and refiners. Crude oil price differentials are driven largely by both sulfur content and crude oil density. These price differentials reflect the relative economic value of crude oil to the ultimate consumer of most crude oil, the oil refiner. Because our technology is expected to both reduce sulfur content and reduce crude oil density at a reduced cost, the successful commercialization of our technology can be expected to produce economic benefits to our future customers.

       The reduction of sulfur levels in crude oil and petroleum products has become a major issue for oil producers and refiners. Developed countries have increasingly mandated the use of low or ultra low sulfur petroleum products. As a result, refineries are faced with incurring extremely expensive capital improvements for their refinery processes, altering their end product mix, or in some instances ceasing the production of low sulfur products entirely. Our technology, which utilizes high power ultrasound in a low temperature, low pressure environment, is expected to provide a more cost-effective solution to sulfur reduction than presently obtainable with conventional desulfurization technologies, which require high temperature, high pressure and expensive catalysts.

       Oil producers are also expected to benefit from our technology. Because crude oil containing higher concentrations of sulfur or higher density is less valuable than crude oil containing lower sulfur concentrations and lower density, a producer utilizing our technology is expected to be able to sell the treated crude oil to refiners at higher prices. Moreover, crude oil reserves which are underutilized due to higher sulfur content or density may become more economically viable with the successful utilization of our desulfurization technology.

Business Strategy

       Our business model provides for revenues to be generated from two principal sources:

  Revenues from the sale or lease of our deSN™ equipment to refiners and producers; and
  Revenues from the ongoing operation of our deSN™ equipment sold or leased to our customers, based upon a percentage of the value added to the end user.

       These revenue streams may be generated by us or in conjunction with collaborative partners or third party licensing arrangements, and may include provisions for one-time, lump sum payments in addition to ongoing royalty payments or other revenue sharing arrangements. To date we have generated no material revenues from our business operations. We are unable to predict when we will be able to generate revenues from commercial activities or the amounts expected from such activities.

       Our business strategy calls for us to form alliances with experienced third parties to develop, produce, market, distribute and support products utilizing our proprietary desulfurization and upgrading technology. In furtherance of this strategy, on August 6, 2004 we entered into a collaboration agreement with ChevronTexaco Energy Technology Co., a unit of ChevronTexaco Corp., to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology. For a description of the activities proposed to be conducted under the collaboration agreement, see "Business - Collaboration Agreement with ChevronTexaco Energy Technology Co."

Our Company

       We were incorporated in the State of Nevada in 1986. Our predecessor, GRD, Inc., commenced its current line of business in January 1999. Our executive offices are located at 850 Spice Islands Drive, Sparks, NV 89431. Our telephone number is (775) 829-1310. Our corporate website is . Our website, and the information contained therein, are not part of this prospectus.

The Shares Offered in this Prospectus

Common Stock Offered

Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. These shares are part of units of securities which have been issued and sold by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

June 3, 2004 private placement:

2,978,333 shares of common stock;

  warrants exercisable at $1.125 per share for 1,073,690 shares of common stock;
  additional investment rights entitling the investor to purchase 6,135,366 shares of common stock at $0.90 per share and warrants to purchase 2,147,379 shares at $1.125 per share.

June 15, 2004 private placement:

2,030,960 shares of common stock;

  warrants exercisable at $1.5625 per share for 732,161 shares of common stock;
  additional investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share and warrants to purchase 1,464,322 shares at $1.5625 per share.

Use of Proceeds

All of the shares of common stock being offered under this prospectus are being resold by the selling security holders. Accordingly, although we may receive proceeds from time to time from the exercise of warrants and rights by the selling security holders, we will not receive any proceeds from the resale of the shares by the selling security holders.

Transfer Agent and Registrar	Integrity Stock Transfer

Risk Factors

       Investing in our common stock involves substantial risks. See the "Risk Factors" section of this prospectus for a description of risks you should carefully consider before investing in our common stock.

RISK FACTORS

       You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We are a development stage company with a limited operating history, which makes it more difficult to predict whether we will be able to successfully commercialize our technology and implement our business plan.

       We are development stage company with a limited operating history, and our principal technologies and products are still under development. Accordingly, there is a limited operating history upon which to base an assumption that we will be able to successfully implement our business plan.

Our technologies are not fully developed, are commercially untested, and therefore the successful development and commercialization of our technologies remain subject to significant uncertainty.

       Our activities to date have involved the research and development of our crude oil desulfurization and upgrading technologies, and we have not yet generated any material revenues since commencing these activities in January 1999. Commercial application of our technologies will require further investment, development and testing. We may be unable to complete development and commercialization of our technologies on a timely basis, or at all.

       Development and commercialization of a new technology, such as our desulfurization and upgrading process, is inherently subject to significant risks. Accordingly, we cannot assure you that our technology will perform in a commercial scale setting as indicated in initial laboratory or small scale testing or that we will be able to successfully develop and commercialize our technology. Introducing and enhancing a new technology involves numerous technical challenges, substantial financial and personnel resources, and often takes many months or years to complete. We cannot be certain that we will be successful at commercializing our technology on a timely basis, or in accordance with milestones, if at all. In addition, we cannot be certain that, once our processing unit is made operational in a commercial setting, the unit will perform as expected. Our technology is complex and, despite further vigorous testing and quality control procedures, may contain undetected errors. Any inability to timely deliver a commercially viable unit could have a negative effect on our business, revenues, financial condition and results of operations.

We have a history of operating losses and have not generated any material revenues to date, and we are unable to predict when or if we will generate material revenues or achieve profitability.

       We have not generated any material revenues and have experienced significant operating losses in each period since we commenced our current line of business in January 1999. As of September 30, 2004, we had an accumulated deficit of approximately $20.3 million, including approximately $5.7 million of stock-based compensation expense. These losses are principally associated with the research and development of our desulfurization and upgrading technologies, research and development of ultrasound technologies, development of pre-production prototypes and related marketing activity, and we expect to continue to incur expenses in the future for development, commercialization and sales and marketing activities related to the commercialization of our technology. We cannot predict when or to what extent our technology or resulting products will begin to produce revenues, or whether we will ever reach profitability. If we are unable to achieve significant levels of revenue, our losses will likely continue indefinitely. If this occurs, the market price of our common stock and our viability as a going concern could suffer, requiring us to significantly curtail our business activities or suspend or cease our operations.

We may not have sufficient working capital in the future, and we may be unable to obtain additional capital, which could result in the curtailment, suspension or cessation of our business activity. If we obtain additional financing, you may suffer significant dilution.

       In the past we have financed our research and development activities primarily through debt and equity financings from our principal shareholder, Rudolf W. Gunnerman. In June 2004 we conducted two private placements with institutional and other third party investors for the sale of units consisting of our common stock, warrants, and rights to acquire additional stock and warrants, generating net cash proceeds of approximately $4.8 million. Although we anticipate that our existing capital resources will be sufficient to fund our cash requirements through November 2005 based upon current levels of expenditures and anticipated needs, additional financing will be required by December 2005.

       The extent and timing of our future capital requirements will depend upon several factors, including:

  Continued progress in the development of our technologies;
  Effective product commercialization activities and arrangements; and
  Our ability to establish and maintain collaborative arrangements with others for product development, commercialization, marketing, sales and manufacturing.

       In addition, as of the date of this prospectus, we had outstanding $1,000,000 of related party loans, which are presently scheduled to mature on December 30, 2004. Although we expect that these loans will be extended until December 2005 if we do not have sufficient funds available to repay these loans when due, we cannot assure you that these loans will be extended.

       If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We do not know whether additional financing will be available on commercially acceptable terms when needed.

       Sources of additional capital include proceeds from the exercise of additional investment rights and warrants issued to the investors in the June 2004 placements, funding through collaborative arrangements, licensing arrangements and debt and equity financings. If we cannot raise funds on acceptable terms, we may not be able to successfully commercialize our technology, take advantage of future opportunities or respond to unanticipated requirements. If we are unable to secure such additional financing, we will have to curtail, suspend or cease all or a portion of our business activities. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage, and the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Our strategy for the development and commercialization of our technologies contemplates collaborations with third parties, making us dependent on them for our success.

       We are a development stage company and do not possess all of the capabilities to fully commercialize our desulfurization and upgrading technologies on our own. Our success will likely depend upon partnerships and strategic alliances with third parties. In this regard, on August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology.

       Collaborative agreements involving the development and commercialization of technology such as ours generally pose such risks as:

  Collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;
  Collaborators may delay development activities, underfund development activities, stop or abandon development activities, repeat or conduct new testing or require changes to our technologies for testing;
  Collaborators could independently develop, or develop with third parties, products that could compete with our future products;
  The terms of our agreements with collaborators may not be favorable to us;
  A collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing or distribution of our products, thereby delaying commercialization or limiting potential revenues from the commercialization of a product;
  Collaborations may be terminated by the collaborator for any number of reasons, including failure of the technologies or products to perform in line with the collaborator's objectives or expectations, and such termination would subject us to increased capital requirements if we elected to pursue further development activities.

We have very limited manufacturing, marketing and sales experience, which could result in delays to the implementation of our business plan.

       We have very limited manufacturing, marketing and product sales experience. If we develop commercially marketable products, we cannot assure you that contract manufacturing services will be available in sufficient capacity to supply our product needs on a timely basis. If we decide to build or acquire commercial scale manufacturing capabilities, we will require additional management and technical personnel and additional capital.

We may rely on third parties to provide certain components for our products. If our vendors fail to deliver their products in a reliable, timely and cost-efficient manner, our business will suffer.

       We expect to depend on relationships with third parties such as contract manufacturing companies and suppliers of components critical for the product we are developing in our business. If these providers do not produce these products on a timely basis, if the products do not meet our specifications and quality control standards, or if the products are otherwise flawed, we may have to delay product delivery, or recall or replace unacceptable products. In addition, such failures could damage our reputation and could adversely affect our operating results. As a result, we could lose potential customers and any revenues that we may have at that time may decline dramatically.

We are highly dependent on our key personnel to manage our business, and because of competition for qualified personnel we may not be able to recruit or retain necessary personnel. The loss of key personnel or the inability to retain new personnel could delay the implementation of our business plan.

       Our continued growth and success depend to a significant degree on the continued services of our senior management, including our chairman and CEO, Rudolf W. Gunnerman, our president, Kirk S. Schumacher, and other key employees, and our ability to attract and retain highly skilled and experienced scientific, technical, managerial, sales and marketing personnel. We cannot assure you that we will be successful in recruiting new personnel or in retaining existing personnel. Other than agreements to retain the services of our chairman and CEO, Rudolf W. Gunnerman, and our president, Kirk S. Schumacher, none of our senior management or key personnel have long term employment agreements with us. We do not maintain key person insurance on any members of our management team or other personnel. The loss of one or more key employees or our inability to attract additional qualified employees could delay the implementation of our business plan, which in turn could have a material adverse effect on our business, results of operations and financial condition. In addition, we may experience increased compensation costs in order to attract and retain skilled employees.

Because the market for products utilizing our technologies is still developing and is highly competive, and because we presently have no customers, we may not be able to compete successfully in the highly competitive and evolving desulfurization market.

       The market for products utilizing our technologies is still developing and there can be no assurance that our products will ever achieve market acceptance. Because we presently have no customers for our business, we must convince petroleum producers, refiners and distributors to purchase our products or license our technology. To the extent we do not achieve market penetration, it will be difficult for us to generate meaningful revenue or to achieve profitability.

The success of our business is highly dependent on our patents and other proprietary intellectual property, and we cannot assure you that we will be able to protect and enforce our patents and other intellectual property.

       Our commercial success will depend to a large degree on our ability to protect and maintain our proprietary technology and know-how and to obtain and enforce patents on our technology. We rely primarily on a combination of patent, copyright, trademark and trade secrets law to protect our intellectual property. Although we have filed multiple patent applications for our technology, and we have three issued patents in the U.S., our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that any patents will be issued pursuant to our current or future patent applications or that patents issued pursuant to such applications will not be invalidated, circumvented or challenged. Moreover, we cannot assure you that the rights granted under any such patents will provide the competitive advantages we anticipate or be adequate to safeguard and maintain our proprietary rights. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. Moreover, we cannot assure you that third parties will not infringe, design around, or improve upon our proprietary technology.

       We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventor's rights agreements with our employees and third parties. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

We are a new entrant in our business and we face significant competition.

       We are a new entrant in the market for development and sale of sulfur reduction and upgrading technology to the oil industry. We face well-established and well-funded competition from a number of sources. Our competitors in this area include manufacturers of conventional refinery desulfurization equipment and major integrated oil companies and oil refineries. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do.

       Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing competing technologies or products which would render our technologies or products obsolete or non-competitive.

Regulatory developments could have adverse consequences for our business.

       The regulatory environment that pertains to our business is complex, uncertain and changing rapidly. Although we anticipate that existing and proposed governmental mandates regulating the sulfur content of petroleum products will continue to provide an impetus for customers to utilize our desulfurization technology, it is possible that the application of existing environmental legislation or regulations or the introduction of new legislation or regulations could substantially impact our ability to launch and promote our proprietary technologies, which could in turn negatively impact our business.

       Rules and regulations implementing federal, state and local laws relating to the environment will continue to affect our business, including laws and regulations which may apply to the use and operation of our desulfurization units, and we cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on our business.

       To date, environmental regulation has not had a material adverse effect on our business, which is presently in the development stage. However, future activities may subject us to increased risk when we commercialize our units by reason of the installation and operation of these units at customer sites. We intend to address these risks by imposing contractual responsibility on third party users for maintaining necessary permits and complying with applicable environmental laws governing or related to the operation of our units. However, these measures may not fully protect us against environmental risks. Furthermore, although we may be entitled to contractual indemnification from third parties for environmental compliance liabilities, this would not preclude direct liability by us to governmental agencies or third parties under applicable federal and state environmental laws. We are presently unable to predict the nature or amount of additional costs or liabilities which may arise in the future. However, future liabilities and costs could be material.

Commercial activities by us in foreign countries could subject us to political and economic risks which could impair future potential sources of revenue or impose significant costs.

       Other than with regard to our minority joint venture interest in SulphCo Oil Technologies Kuwait we do not presently conduct any material business activities outside the U.S. However, we expect to conduct business in foreign countries in the future, either directly, or through partners, licensees or other third parties, in connection with the commercialization of our technologies. The transaction of business by us in a foreign country, either directly or through partners, licensees or other third parties, may subject us, either directly or indirectly, to a number of risks, depending upon the particular country. These risks may include, with respect to a particular foreign country:

  Government activities that may result in the curtailment of contract rights;
  Government activities that may restrict payments or limit the movement of funds outside the country;
  Confiscation or nationalization of assets;
  Confiscatory or other adverse foreign taxation regulations;
  Acts of terrorism or other armed conflicts and civil unrest;
  Currency fluctuations, devaluations and conversion restrictions; and
  Trade restrictions or embargoes imposed by the U.S. or a foreign country.

       Many of these risks may be particularly significant in some oil producing regions, such as the Middle East and South America.

We may be sued for product liability, which could result in liabilities which exceed our available assets.

       We may be held liable if any product we develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or use. We currently have no product liability insurance. When we attempt to obtain product liability insurance, this insurance may be prohibitively expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could inhibit the commercialization of products developed by us. If we are sued for any injury caused by our products, our liability could exceed our available assets.

We are subject to an SEC investigation, which could materially affect us.

       In March 2002 we were notified by the SEC that our company and our chief executive officer, Rudolf W. Gunnerman, were the subject of a formal SEC investigation, and that the staff of the Salt Lake District Office was recommending that a civil injunctive action be filed naming SulphCo, Inc. and Mr. Gunnerman as defendants. The March 2002 notifications alleged violations by us and Mr. Gunnerman of Sections 5(a), 5(c) and 17(a) of the Securities Act of 1933, and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, and further alleged violations by Mr. Gunnerman of Rule 101 under Regulation M. In February 2004 we met with the staff of the Salt Lake District Office and were advised that the staff is actively seeking authorization from the SEC to commence the civil injunctive action and administrative proceedings against SulphCo and Mr. Gunnerman. Both SulphCo and Mr. Gunnerman have denied the SEC allegations. We are unable to predict the outcome of any such action or proceeding, if commenced. This investigation could have a material adverse effect on us as a result of one or more of the following factors:

  Indeterminate future legal costs associated with the prosecution by the SEC of administrative, civil or injunctive proceedings, which could be substantial;
  Payment of fines or penalties;
  The legal authority of the SEC to seek a bar on Mr. Gunnerman from serving as an officer or director of our company;
  Future stockholder lawsuits based upon the subject matter of the investigation;
  Increased scrutiny of us by regulatory authorities; and
  Increased costs of equity financings due to the risk of an adverse outcome, delays in the SEC registration review process or the perception by investors of such delays.

Our stock price is volatile, which increases the risk of an investment in our common stock.

       The trading price for our common stock has been volatile, ranging from a sales price of $0.21 in October 2003, to a sales price of over $4.00 per share in July of 2004. The price has changed dramatically over short periods with changes of over 100% percent in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

Sales of our common stock by the selling security holders, or market expectations of these sales, may have an adverse impact on the market price of our common stock.

       This prospectus relates to the resale of up to 18,654,100 shares of common stock by the selling security holders identified in this prospectus. Prior to the date of this prospectus these shares were not freely tradable under federal and state securities laws. In addition to the sale of the shares which may be sold under this prospectus, there are 4,121,151 restricted shares which may be sold pursuant to SEC Rule 144, which permits sales of unregistered securities owned for more than one year. Large sales volumes by selling security holders or market expectations of such sales could adversely affect the market price of our common stock.

The potential exercise of outstanding warrants and additional investment rights could adversely affect the market price of our common stock, dilute the holdings of existing stockholders and impede our ability to obtain additional equity financing.

       In connection with the June 3, 2004 and June 15, 2004 private placements, we issued:

   1,073,690 warrants exercisable at $1.125 per share;
   732,161 warrants exercisable at $1.5625 per share;
  additional investment rights entitling the holder to purchase an aggregate of 6,135,366 shares of our common stock at $0.90 per share and 2,147,379 warrants exercisable at $1.125 per share; and
  additional investment rights entitling the holder to purchase an aggregate of 2,091,889 shares at $1.25 per share and 1,464,322 warrants exercisable at $1.5625 per share.

       If those purchasers (who are identified as selling security holders in this prospectus) exercise these additional investment rights or warrants, we will be obligated to issue additional shares of common stock at $0.90 and $1.25 per share and warrants to purchase our common stock at an exercise price of $1.125 and $1.5625 per share. As of the date of this prospectus the closing price of our common stock was $___ per share. In addition, 800,000 shares are issuable upon exercise of an outstanding employee stock option with an exercise price of $0.55. The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership. Future sale of shares issuable on the exercise of outstanding warrants, options and additional investment rights at fixed prices below prevailing market prices, or expectations of such sales, could adversely affect the prevailing market price of our common stock, particularly since such warrants, options and rights may be exercised at a fixed price and resold. Further, the holders of the outstanding warrants and additional investment rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

The availability of shares owned by selling securities holders at a fixed price could have an adverse effect on the market price of our common stock.

       This prospectus permits the selling security holders to resell their shares through a number of methods, including sales of shares at a fixed price. The availability of shares at a fixed price could prevent the market price of our common stock from rising above this fixed price.

We do not expect to pay dividends on our common stock in the foreseeable future.

       Although our stockholders may receive dividends if, as and when declared by our board of directors, we do not presently intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

Our board of directors has the ability to issue additional shares of our common stock without obtaining the approval of our stockholders, which issuances may result in further dilution to our stockholders.

       Our corporate charter currently authorizes our board of directors to issue up to 100,000,000 shares of common stock, of which 56,129,385 shares were outstanding as of November 10, 2004. The power of the board of directors to issue shares of common stock or warrants to purchase shares of common stock is not subject to stockholder approval under Nevada state law, the state of our corporate organization. Any additional issuance of our common stock may have the effect of further diluting the equity interest of our stockholders.

Because our board of directors has the ability to issue shares of preferred stock without obtaining the approval of our stockholders, we could issue preferred stock with rights that are superior to our common stock or which would have the effect of delaying or preventing a change in control of our company.

       Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock, none of which are issued or outstanding, and to determine the price, and the rights, preferences, privileges and restrictions, without any further vote or action by our stockholders. The rights of the holders of common stock may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Rights, preferences and privileges applicable to future preferred stock issuances could include dividend, liquidation and voting rights which are greater than rights afforded our common stockholders. Because the holders of preferred stock may be entitled to vote on some matters as a class, issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of our company.

Because our common stock is subject to rules governing low priced securities, market liquidity for our common stock could be adversely impacted.

       Our common stock trades below $5.00 per share and is not listed on the Nasdaq Stock Market or a national or regional securities exchange. Therefore, our common stock is subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the penny stock market. These rules also require that the broker determine, based upon information obtained from the investor, that transactions in penny stocks are suitable for the investor, and require the broker to obtain the written consent of the investor prior to effecting the penny stock transaction. The broker-dealer must also disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. So long as our common stock is characterized as a penny stock, the market liquidity for these shares could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell these securities and, in turn, the ability of stockholders to sell their shares in the secondary market.

Our Chairman and CEO will control corporate decisions, and his interests may differ from the interests of other stockholders.

       As of the date of this prospectus Rudolf W. Gunnerman beneficially owned more than 59% of our issued and outstanding common stock. Following this offering, assuming all of the securities covered by this prospectus are issued, Rudolf W. Gunnerman, our chairman and CEO, will beneficially own or control more than 44% of our issued and outstanding common stock. Accordingly, Mr. Gunnerman will effectively be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. Mr. Gunnerman's interests may differ from the interests of other stockholder and, therefore, result in corporate decisions that may be disadvantageous to other stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control, which could have a material adverse effect on our stock price.

FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

•	implementing our business strategy;
•	commercialization and marketing of our products under development;
•	our intellectual property;
•	our estimates of future revenue and profitability;
•	our estimates or expectations of continued losses;
•	our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses;
•	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;
•	our estimates regarding our capital requirements and our needs for additional financing;
•	attracting and retaining customers and employees;
•	sources of revenue and anticipated revenue; and
•	competition in our market.

       These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under "Risk Factors" and elsewhere in this prospectus.

       In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

       We will receive gross proceeds of up to $15.6 million from the exercise of warrants and additional investment rights by the selling security holders named in this prospectus, assuming that these warrants and rights are exercised by the selling security holders and none of the selling security holders elect to exercise their warrants through a "cashless exercise" (or gross proceeds of $8.1 million if all of the warrants are exercised through the cashless exercise option). We cannot assure you that the selling security holders will exercise any of the warrants or additional investment rights.

       Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a "cashless exercise." Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

       Proceeds from the exercise of warrants and additional investment rights, if any, will be used for working capital and general corporate purposes. We will retain broad discretion as to the use of proceeds from the exercise of warrants and additional investment rights.

However, we will not receive any of the proceeds from the sale of the shares by the selling security holders, nor will any of the proceeds from the sale of shares by the selling security holders be available for our use or otherwise for our benefit. All proceeds from the sale of the shares will be for the account of the selling security holders.

SELLING SECURITY HOLDERS

       Up to 18,654,100 shares of our common stock are being offered by the selling security holders under this prospectus. These shares are part of units which have been issued and sold or may be issued and sold from time to time by us to the selling security holders in connection with two private placements entered into as of June 3, 2004 and June 15, 2004, and comprise the following:

June 3, 2004 private placement:

2,978,333 shares of common stock;

  Warrants exercisable at $1.125 per share for 1,073,690 shares of common stock;
  additional investment rights entitling the investor to purchase 6,135,366 shares of common stock at $0.90 per share and warrants to purchase 2,147,379 shares at $1.125 per share.

June 15, 2004 private placement:

2,030,960 shares of common stock;

  Warrants exercisable at $1.5625 per share for 732,161 shares of common stock;
  additional investment rights entitling the investor to purchase 2,091,889 shares of common stock at $1.25 per share and warrants to purchase 1,464,322 shares at $1.5625 per share.

The June 2004 Private Placements

       The June 3, 2004 Placement. Pursuant to a securities purchase agreement effective June 3, 2004, between our company and accredited investors, we agreed to issue and sell to 22 of the selling security holders approximately 2.98 million units, at $0.90 per unit. Each unit in the June 3 placement has a purchase price of $0.90 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.125 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to two additional shares at a purchase price of $0.90 per share and a warrant to purchase up to 0.35 shares at $1.125 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.98 million units to these purchasers on June 3, 2004, and we received aggregate gross cash proceeds of $1.34 million, before deduction of selling expenses of approximately $91,367. Under the terms of the June 3 placement the investors had the right to purchase up to the remaining unpurchased 1.49 million units at any time prior to October 31, 2004, and we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.49 million of units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. As of the date of this prospectus all of these rights for the purchase of an additional 1.49 million of units were exercised by the investors, resulting in additional cash proceeds to us of $1,340,250, before deduction of selling expenses of approximately $93,818.

       June 15, 2004 Placement. Pursuant to a securities purchase agreement effective June 15, 2004, between our company and accredited investors, we agreed to issue and sell to each of the investors in the June 3 placement and seven other accredited investors approximately 2.03 million units, at $1.25 per unit. Each unit in the June 15 placement has a purchase price of $1.25 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.5625 per share for each share acquired, and an additional investment right entitling the purchaser to purchase up to one additional share at a purchase price of $1.25 per share and a warrant to purchase up to 0.70 shares at $1.5625 per share for each additional share acquired under the additional investment right. The securities purchase agreement provided for the sale of one-half of the 2.03 million of units to these purchasers on June 15, 2004, and we received aggregate gross cash proceeds of approximately$1.27 million, in each case, before deduction of selling expenses of approximately $87,542. Under the terms of the June 15 placement the investors had the right to purchase up to the remaining unpurchased 1.02 million units at any time prior to October 31, 2004, and until October 31, 2004 we had the right (subject to customary closing conditions) to require the investors to purchase these additional 1.02 million units within 5 days of the announcement of our entry into a collaboration agreement with a major international oil producer on terms satisfactory to a majority of the investors. As of the date of this prospectus all of these rights for the purchase of an additional 1.02 million of units were exercised by the investors, resulting in additional cash proceeds to us of approximately $1.27 million, before deduction of selling expenses of approximately $87,542.

       The additional investment rights we issued in connection with the June 3 and June 15 placements are exercisable at any time from the date of their issuance until _________ ___, 2005 [180 trading days from the date of this prospectus]

       The warrants we issued or which may be issued in connection with the June 3 and June 15 placements upon exercise of the additional investment rights are exercisable for a period of 30 months commencing on their date of issuance. In addition to anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events, the exercise price of the warrants is subject to downward adjustment upon the issuance by us of common stock or securities convertible into common stock at a price per share of less than the then current exercise price. Payment of the exercise price of the warrants may be made, at the option of the warrant holder, either in cash or by a "cashless exercise." Upon a cashless exercise, in lieu of paying the exercise price in cash, the warrant holder would receive shares of common stock with a value equal to the difference between the market price (the average of the closing prices of the common stock for the five trading days immediately preceding the exercise date) at the time of exercise and the then current exercise price multiplied by the number of shares so exercised.

       The agreements pursuant to which we issued these securities to the selling security holders require us to register the shares of our common stock issued in connection with these private placements and issuable upon exercise of the derivative securities issued in connection with these private placements for the accounts of the selling security holders. This prospectus is part of a registration statement on Form SB-2 filed by us with Securities and Exchange Commission under the Securities Act covering the resale of such shares of our common stock from time to time by the selling security holders.

       The sale and issuance of the units, common stock, warrants, additional investment rights and related securities are deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and have been made without general solicitation or advertising.

       The warrants and additional investment rights issued or to be issued to Olympus Securities LLC, a licensed broker-dealer, are for services rendered to us in connection with the June 3 and June 15 placements. In May 2004, we retained Olympus Securities, LLC to act as placement agent in connection with the June 3 and June 15 placements. As a part of our agreement with Olympus Securities, we issued in connection with the first closings of the June 3 and June 15 placements 12,953 common stock purchase warrants and additional investment rights for the purchase of up to 59,007 shares and warrants for the purchase of up to 18,205 shares of our common stock on the same terms as the additional investment rights and warrants issued to the investors, and agreed to register the shares underlying all additional investment rights and warrants issued to Olympus. Olympus was also paid a cash commission of 3.5% of the gross proceeds received from the closings of June 3 and June 15 placements. Olympus is also entitled to a fee equal to 3% of the additional investment rights and warrants when and if issued in additional closings of the June 2004 placements. Olympus is also entitled to a cash fee equal to 7% of any proceeds received by us upon the exercise of additional investment rights issued to investors in the June 3 and June 15 placements. Further, until June 4, 2005, Olympus Securities is also entitled to similar fees on additional gross proceeds received by us from future financings involving participants in the June 3 or June 15 placements. As a part of our agreement with Olympus Securities, we issued in connection with the second closings of the June 3 and June 15 placements, 26,299common stock purchase warrants and additional investment rights for the purchase of up to 119,814 shares and warrants for the purchase of up to 52,598 shares of our common stock on the same terms as the additional investment rights and warrants issued to the investors, and agreed to register the shares underlying all additional investment rights and warrants issued to Olympus.  Olympus was also paid a cash commission of 7% of the gross proceeds received from the second closings of June 3 and June 15 placements. Further, until June 4, 2005, Olympus Securities is also entitled to similar fees on additional gross proceeds received by us from future financings involving participants in the June 3 or June 15 placements. Olympus is also entitled to a cash fee equal to 7% of any proceeds from the second closing of the June 3 and June 15 placements, which is approximately $161,188.

       Other than the agreement to provide us with these services, Olympus Securities, LLC has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the securities to Olympus is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

       In May 2004 we retained Vantage Investment Group, Inc. to provide financial consulting services, including locating funding sources and investors. In connection with the initial closings of the June 3 and June 15 placements we issued to Vantage 13,150 common stock purchase warrants and additional investment rights for the purchase of up to 59,907 shares and warrants for the purchase of up to 26,299 shares of our common stock on the same terms as the additional investment rights and warrants issued to investors, and agreed to register the shares underlying these securities. Vantage was also paid a cash fee of 3.5% of the gross proceeds from the initial closings of the June 3 and June 15 placements. Under our agreement with Vantage we have no further obligation to pay any additional fees to Vantage, whether in connection with the exercise of additional investment rights by investors or otherwise.

       Other than the agreement to provide us with financial services, Vantage Investment Group, Inc. has not held any positions or offices or had material relationships with us or any of our affiliates within the past three years. The issuance of the securities for the account of Vantage is deemed to be exempt from the registration requirement of the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder, and was made without general solicitation or advertising.

       Effective July 15, 2004, we entered into a one year consulting agreement with InteSec Group LLC, a limited liability company. John Kaufman, a selling security holder, is a managing member and sole beneficial owner of InteSec. The consulting agreement provides for InteSec to provide marketing consultation services to us in support of our efforts to obtain funding from federal, state and local governments. InteSec has been issued 45,000 restricted shares of our common stock for these services and is also entitled to a commission of between 5-10% of cash receipts from contracts procured by InteSec during the term of the agreement and for a period of 18 months thereafter.

       Except as noted specifically above or as indicated in the notes to the table appearing below, the selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

       The following table sets forth information with respect to the number of shares of common stock which to our best knowledge are beneficially owned by the selling security holders named below as of November __, 2004, and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of November __, 2004, are included in the table. Except as indicated by footnote, to our knowledge, the persons named in the table below have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them

       The information in the table below is current as of the date of this prospectus. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. The table assumes that the selling security holders exercise all of their rights and warrants, and sell all of such shares. We are unable to determine the exact number of shares that will actually be offered or sold pursuant to this prospectus.

Number of Shares Owned Prior to the Offering **	Percent Beneficially Owned	Number of Shares Being Offered	Number of Shares Owned After the Offering

The Merav Abbe Irrevocable Trust (1)	664,720	(2)	___%	664,720	(2)	-
Nancy Abbe Trust (1)	332,361	(3)	*	332,361	(3)	-
Abbe Berman Foundation (1)	166,180	(4)	*	166,180	(4)	-
Coleman Abbe (1)	1,329,441	(1)	___%	166,180	(4)	-
Cranshire Capital, L.P. (5)	683,220	(6)	___%	664,720	(6)	18,500
Romana Ltd. (7)	664,720	(2)	___%	664,720	(2)	-
Smithfield Fiduciary LLC (8)	1,329,440	(9)	___%	1,329,440	(9)	-
BL Cubed LLC (10)	664,722	(2)	___%	664,720	(2)	-
Cleveland Overseas Limited (11)	2,991,240	(12)	**4.99%	2,991,240	(12)	-
Scot J. Cohen	2,991,240	(12)	**4.99%	2,991,240	(12)	-
Hardip K. Sethi	132,944	(13)	*	132,944	(13)	-
Omicron Master Trust (14)	332,360	(15)	*	332,360	(15)	-
Bruce T. Bernstein (14)	664,720	(14)	___%	332,360	(15)	-
Morris Wolfson	498,539	(16)	*	498,539	(16)	-
Aaron Wolfson	498,539	(16)	*	498,539	(16)	-
Philip W. Mirabelli	110,392	(17)	*	110,392	(17)	-
Iroquois Capital LP(18)	1,329,440	(9)	___%	1,329,440	(9)	-
Vertical Ventures, LLC (18)	1,565,457	(19)	___%	1,565,457	(19)	-
Ellis International Limited Inc.(20)	1,495,620	(21)	___%	1,495,620	(21)	-
Martin D. Goldman	332,361	(3)	*	332,361	(3)	-
Ari S. Goldman	199,415	(22)	*	199,415	(22)	-
Jeff Knightly	166,180	(4)	*	166,180	(4)	-
Samuel S. Guzik	273,750	(23)	*	273,750	(23)	-
Michael Gantcher	61,000	(24)	*	61,000	(24)	-
John Kaufman	106,000	(29)	*	61,000	(24)	45,000
Jonathan Manela	24,400	(25)	*	24,400	(25)	-
Ryan Estis	61,000	(24)	*	61,000	(24)	-
Joshua Silverman (18)	2,955,897	(18)	**4.99%	61,000	(24)	-
Barney Silverman	61,000	(24)	*	61,000	(24)	-
Michael Chill	24,400	(25)	*	24,400	(25)	-
Olympus Securities, LLC (26)	298,067	(27)	*	298,067	(27)	-
Vantage Investment Group, Inc.	99,356	(28)	*	99,356	(28)	-

TOTAL	[__________]	18,654,100	[63,500]

_______________

*	Less than 1%.
**

Under the terms of the additional investment rights and warrants beneficially owned by these selling security holders and their affiliates, beneficial ownership of our common stock is limited to 4.99%, as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, unless and until the holder of these securities provides not less than 61 days prior written notice waiving these limitations. Accordingly, although we have reflected these shares as being beneficially owned by these selling security holders, actual ownership is limited to 4.99% unless waived by the holder upon 61 days notice as described above.

(1)

Colman Abbe, trustee of The Merav Abbe Irrevocable Trust, Nancy Abbe Trust and Abbe Berman foundation, has voting control and investment discretion over securities held by them. Accordingly, the number of shares shown as being beneficially owned by Mr. Abbe includes, in addition to the 166,180 shares owned by Mr. Abbe, the 664,720, 332,361 and 166,180 shares shown as being owned by The Merav Abbe Irrevocable Trust, Nancy Abbe Trust and Abbe Berman Foundation, respectively. Mr. Colman disclaims beneficial ownership of the shares held by each of these entities.

(2)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(3)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,764 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,312 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(4)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 45,378 shares of our common stock, 15,882 shares of our common stock issuable upon exercise of common stock purchase warrants, 73,156 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 31,764 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(5)

Mitchell P. Kopin, the president of Downview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(6)

Includes common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 181,511 shares of our common stock, 63,529 shares of our common stock issuable upon exercise of common stock purchase warrants, 292,622 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 127,058 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(7)	L. Halpern, director of Romana Ltd., has voting control and investment discretion over securities held by Romana Ltd. Mr. Halpern disclaims beneficial ownership of the shares held by Romana Ltd.
(8)

Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(9)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 363,022 shares of our common stock, 127,058 shares of our common stock issuable upon exercise of common stock purchase warrants, 585,244 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 254,116 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(10)

Mel C. Litshitz, a member of BL Cubed LLC, has voting control and investment discretion over securities held by BL Cubed LLC. Mr. Litshitz disclaims beneficial ownership of the shares held by BL Cubed LLC.

(11)

Gerald Vogt has voting control and investment discretion over securities held by Cleveland Overseas Limited. Gerald Vogt disclaims beneficial ownership of the shares held by Cleveland Overseas Limited.

(12)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 816,800 shares of our common stock, 285,880 shares of our common stock issuable upon exercise of common stock purchase warrants, 1,316,800 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 571,760 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(13)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 36,302 shares of our common stock, 12,706 shares of our common stock issuable upon exercise of common stock purchase warrants, 58,524 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 25,412 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(14)

Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Accordingly, the number of shares shown as being beneficially owned by Mr. Bernstein includes, in addition to the 332,360 shares owned by Mr. Bernstein, the 332,360 shares shown as being owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(15)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 90,756 shares of our common stock, 31,765 shares of our common stock issuable upon exercise of common stock purchase warrants, 146,311 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 63,529 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(16)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 136,133 shares of our common stock, 47,647 shares of our common stock issuable upon exercise of common stock purchase warrants, 219,466 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 95,293 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(17)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 32,551 shares of our common stock, 11,393 shares of our common stock issuable upon exercise of common stock purchase warrants, 43,662 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 22,786 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(18)

Joshua Silverman has voting control and investment discretion over securities held by Iroquois Capital LP and Vertical Ventures, LLC. Accordingly, the number of shares shown as being beneficially owned by Mr. Silverman includes, in addition to the 61,000 shares owned by Mr. Silverman, the 1,329,440 and 1,565,457 shares shown as being owned by Iroquois Capital LP and Vertical Ventures, LLC, respectively. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital LP and Vertical Ventures, LLC.

(19)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 429,476 shares of our common stock, 150,316 shares of our common stock issuable upon exercise of common stock purchase warrants, 685,032 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 300,633 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(20)

Wilhelm Unger has voting control and investment discretion over securities held by Ellis International Limited Inc. Mr. Unger disclaims beneficial ownership of the shares held by Ellis International Limited Inc.

(21)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 408,400 shares of our common stock, 142,940 shares of our common stock issuable upon exercise of common stock purchase warrants, 658,400 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 285,880 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(22)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 54,453 shares of our common stock, 19,059 shares of our common stock issuable upon exercise of common stock purchase warrants, 87,786 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 38,117 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(23)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 75,000 shares of our common stock, 26,250 shares of our common stock issuable upon exercise of common stock purchase warrants, 120,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 52,500 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock. Mr. Guzik is a principal in the law firm of Guzik & Associates, which firm has acted as legal counsel to us since 2003.

(24)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 20,000 shares of our common stock, 7,000 shares of our common stock issuable upon exercise of common stock purchase warrants, 20,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 14,000 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(25)

Consists of common stock relating to units acquired in the June 15, 2004 placement: 8,000 shares of our common stock, 2,800 shares of our common stock issuable upon exercise of common stock purchase warrants, 8,000 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 5,600 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(26)	Jim Carazza has voting control and investment discretion over securities held by Olympus Securities, LLC. Mr. Carazza disclaims beneficial ownership of the shares held by Olympus Securities, LLC.
(27)

Consists of common stock relating to units acquired in the June 3, 2004 and June 15, 2004 placements: 39,448 shares of our common stock issuable upon exercise of common stock purchase warrants, 179,722 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 78,896 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(28)

Consists of common stock relating to units acquired in the first closings of the June 3, 2004 and June 15, 2004 placements: 13,150 shares of our common stock issuable upon exercise of common stock purchase warrants, 59,907 shares of our common stock issuable upon exercise of additional investment rights to purchase our common stock, and 26,299 shares of our common stock issuable upon exercise of additional investment right warrants to purchase our common stock.

(29)	Includes 45,000 shares of common stock owned by InteSec Group LLC, of which Mr. Kaufman is a managing member.

PLAN OF DISTRIBUTION

       The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  short sales;
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

       The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

       The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

       Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

       The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

       The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

       The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

       The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If we are notified by any selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to this prospectus naming the broker-dealer as an underwriter, and sales will not be made until such amendment has been declared effective by the SEC. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

       We have informed the selling security holders that during such time as they may be engaged in a distribution of any of the shares covered by this prospectus they are required to comply with the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.

       We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

       We have further advised the selling security holders and distribution participants that they are required to consult with their own legal counsel to ensure compliance with Regulation M. With respect to compliance by SulphCo with Regulation M, we have conferred with our securities counsel and will continue to confer with counsel to ensure compliance with Regulation M.

BUSINESS

Introduction

Overview

       We are engaged in the business of developing and commercializing our patented and proprietary technology for the reduction of the sulfur content of crude oils and petroleum products, and the "upgrading" of crude oil by reducing its density. Our patented and proprietary process is based upon the novel use of high power ultrasonics - the application of high energy, high frequency sound waves - to effect beneficial changes in the chemical composition in crude oil and other petroleum streams. Originally developed by us for low cost desulfurization of diesel fuel, our development efforts have expanded to include the desulfurization of crude oil and the "upgrading" of crude oil by reducing its density.

       Our process is expected to provide a cost-effective alternative or supplement to conventional refinery processes currently used to remove sulfur from crude oil. Conventional desulfurization equipment, known as "hydrotreaters," require high temperatures and pressure, and must be designed and built to withstand these conditions in a refinery environment, which typically operate 24 hours per day, seven days per week, with infrequent breaks for maintenance. As such, conventional hydrotreaters are extremely expensive to purchase. In addition, conventional desulfurization processes require a continuous supply of hydrogen, which adds significant ongoing operational expense. Our units are designed to operate in a low temperature environment under atmospheric conditions, which is expected to permit these units to be constructed at a reduced cost compared to conventional hydrotreaters. Moreover, our units do not require expensive additives to effect the desulfurization process, thereby resulting in expected reduced ongoing operational costs for our units during the life of each unit. For additional information regarding expected capital and operating costs related to our desulfurization units, see "Business - Competitive Business Conditions" appearing elsewhere in this prospectus.

       We have developed and demonstrated a prototype in a laboratory setting using a revolutionary low pressure, low temperature process that uses high power ultrasound to reduce the sulfur content of crude oil and other petroleum streams. We have been developing and testing our desulfurization technologies since January 1999. Testing has been done through in-house facilities, independent laboratories, and more recently by ChevronTexaco Energy Technology Co., a unit of ChevronTexaco Corp. To date, our testing has been limited to samples produced by laboratory prototypes which process one to ten gallons of crude oil in a laboratory setting. Recent laboratory testing has also demonstrated the ability of our process to upgrade crude oils through the conversion of certain heavy components of petroleum to lighter components. We are also investigating the potential additional "upgrading" benefit our process may have through the reduction of nitrogen, acids, salts and certain metals in crude oil.

       We have completed the design and fabrication of a pre-production prototype of a desulfurization unit (deSN™ unit) which is intended to process up to 1,000 bbl per day. This unit is expected to be placed at Chevron U.S.A., Inc.'s refinery in El Segundo, California, for installation and testing, which is expected to occur in the first half of 2005. We have also begun the design of a production scale deSN™ unit which is intended to process 25,000 or more bbl per day. We intend to construct this unit at our facilities following successful testing of our 1,000 bbl per day unit and receipt of an initial customer order.

       We are continuing to develop ultrasound technology to help provide the high power ultrasound necessary to our process. Our ultrasound technology is intended to increase the ultrasonic intensity generated within our desulfurization units and to improve on existing commercially available ultrasound technologies.

       The market for our technology and our desulfurization units is expected to be crude oil producers and refiners. Crude oil price differentials are driven largely by both sulfur content and crude oil density. These price differentials reflect the relative economic value of crude oil to the ultimate consumer of most crude oil, the oil refiner. Because our technology is expected to both reduce sulfur content and reduce crude oil density at a reduced cost, the successful commercialization of our technology can be expected to produce economic benefits to our future customers.

Business Development

       SulphCo, Inc. is a Nevada corporation which was originally incorporated on December 23, 1986 as Hair-Life, Inc. On June 3, 1987, we completed a public offering pursuant to the provisions of Rule 504 of Regulation D of the Securities Act of 1933. Between 1987 and 1999, we pursued a number of business activities under different corporate names. All of these activities were unsuccessful and were ultimately discontinued by December 2000, when we were then known as Film World, Inc. ("Film World").

       In January 1999, Dr. Rudolf W. Gunnerman formed GRD, Inc. (GRD), a Nevada corporation owned by him and doing business as SulphCo, to engage in the development and commercialization of proprietary technology to be utilized for the removal of sulfur from crude oil and petroleum products. In January 1999 GRD entered into a Research Agreement with the University of Southern California and Dr. Teh Fu Yen for research into desulfurization technology. This research resulted in the first patent for the desulfurization technology which was later issued to Dr. Yen and assigned to us. In December 2000, GRD entered into an exchange agreement by which GRD obtained control of Film World by issuing 1,200,000 shares of GRD in exchange for all of the issued and outstanding shares of Film World. Following the exchange, GRD, which became our wholly owned subsidiary, was merged into us and our name was changed to SulphCo, Inc. Since the shareholders of GRD continued their control, the merger was accounted for as a reverse acquisition of FilmWorld by GRD.

       Since December 2000 our principal business activities have centered around the research, testing and development of our proprietary technology, which was originally developed for the removal of sulfur from diesel fuel and from crude oil.

       We maintain our principal executive offices and facilities at 850 Spice Islands Drive, Sparks, Nevada 89431. Our telephone number is 775-829-1310.

General Description of Our Technology

       SulphCo's has built a pre-production prototype desulfurization unit which is intended to process up to 1,000 barrels per day on continuous basis. The equipment is mounted in a 40 foot mobile container for ease of transportation. Equal amounts of crude oil and water are supplied to the desulfurization unit, and then piped through a mixer. An additive is injected just prior to the crude oil and water mixture entering the ultrasonic reactor. Upon exiting the reactor, the crude oil and water mixture enters a large centrifuge where water is removed. Then the processed crude oil is "washed" with wash water and the wash water is then separated from the desulfurized crude oil. The water used in this process is intended to be filtered and reused. When incorporated into the traditional refinery process the desulfurized crude oil would return to the refinery for further processing into various petroleum products.

       The key to our technology is our use of high power ultrasound to alter naturally occurring molecular structures in hydrocarbons, which are the predominate molecular components of crude oil. In a process known as "sonochemistry," high power ultrasonic waves are applied to the crude oil and water mixture, creating bubbles which implode. With the implosion of the bubbles, immense heat and pressure are produced on a very small scale, accelerating reactions due to the extreme heat released upon implosion. Temperatures can reach 5,000°C with pressures of several hundred atmospheres. This speeds reactions, and breaks chemical bonds, thus making large heavy molecules smaller and lighter. At the same time, it removes sulfur by breaking carbon/sulfur bonds and it removes nitrogen by breaking carbon/ nitrogen bonds.

       We believe that the process is scalable to larger reactors and we are now in the process of designing a desulfurization unit intended to process 25,000 or more bbl per day.

Recent Development and Testing Activities

       We have been developing our desulfurization technologies on an ongoing basis since January 1999. Testing has been done through in-house facilities, independent laboratories, and more recently by ChevronTexaco Energy Technology Co. ("ChevronTexaco"), a unit of ChevronTexaco Corp. To date, such testing has been limited to samples produced by prototypes which have processed from one to ten gallons of crude oil in a laboratory setting. Beginning in mid-2002 our development activities have centered around re-designing, upgrading and testing of laboratory scale prototypes utilizing more powerful ultrasonic generators, and redesigning these prototypes to accommodate the more powerful generators. Substantially all of the development work to date has been conducted by SulphCo personnel.

       In November 2002 we entered into a Laboratory Test Agreement with ChevronTexaco and we performed laboratory testing of our technology in 2002 and 2003 at our facilities which was observed by ChevronTexaco. Following completion of this laboratory testing, the parties entered into a Refinery Test Agreement in June 2003, which provided for the further testing of our desulfurization technology with a pre-production prototype to be provided by us and tested at Chevron U.S.A., Inc.'s refinery in El Segundo, California. More recently we conducted laboratory testing of our prototypes at our facilities from May 2004 through July 2004, which testing was observed from time to time by ChevronTexaco, and we generated sample materials for their analysis. The testing gave positive indication to both parties that there was sufficient sulfur removal and increase in the amount of lighter petroleum components in the crude oil to justify a joint collaboration to bring our technology to a stage of development suitable for the refinery test of our 1,000 bbl per day pre-production prototype under the Refinery Test Agreement and for eventual large scale commercial use. Accordingly, on August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology.

       Our 1,000 bbl pre-production prototype unit was initially placed at Chevron U.S. A., Inc.'s refinery in El Segundo, California, in September 2003 pursuant to the Refinery Test Agreement, and was returned to our facility in Sparks, Nevada in November 2004 prior to refinery testing in order to upgrade the reactor and install a more powerful ultrasonics system. We are in the process of building a more powerful ultrasonic system for utilization in our prototypes, which we believe will be more powerful than ultrasonic systems currently available for purchase from third parties. We intend to retrofit our existing 1,000 bbl pre-production unit with this system when it is completed. We expect to retrofit this unit by December 31, 2004, and expect final installation and testing of the unit at this refinery to commence in the first half of 2005.

       We are currently in the process of designing a desulfurization unit intended to process 25,000 or more bbl per day and we expect to complete remaining design and engineering work in December 2004. We estimate that following completion of the remaining design and engineering work, and subject to satisfactory refinery testing of the 1,000 bbl unit, construction of the initial 25,000 bbl prototype could be completed in approximately 45 days. However, we do not intend to commence construction of this unit until we receive an order from a customer. We expect that this activity will be coordinated with ChevronTexaco Energy Technology Co. under our Collaboration Agreement with them. We cannot assure you that we will be successful in completing the 25,000 bbl unit or when or if we will receive any customer orders for this unit.

       For additional information regarding development activities proposed to be conducted over the next 12 months, see "Business - Collaboration Agreement with ChevronTexaco Energy Technology Co.," and "Plan of Operation" appearing elsewhere in this prospectus.

Business Strategy

       Our business model provides for revenues to be generated from two principal sources:

  Revenues from the sale or lease of our deSN™ equipment to refiners and producers; and
  Revenues from the ongoing operation of our deSN™ equipment sold or leased to our customers, based upon a percentage of the value added to the end user.

       These revenue streams may be generated by us or in conjunction with collaborative partners or third party licensing arrangements, and may include provisions for one-time, lump sum payments in addition to ongoing royalty payments or other revenue sharing arrangements. To date we have generated no material revenues from our business operations. We are unable to predict when we will be able to generate revenues from commercial activities or the amounts expected from such activities.

       Our business strategy calls for us to form alliances with experienced third parties to develop, produce, market, distribute and support products utilizing our proprietary desulfurization and upgrading technology. Such alliances are intended to reduce our working capital requirements by reducing our costs, and provide an entree to more extensive and accelerated market penetration than would be permitted by an internal organization. The name recognition and technology/product validation provided by such alliances are also expected to provide a significant advantage, both domestically and internationally.

       In furtherance of this strategy, on August 6, 2004 we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co., a unit of ChevronTexaco Corp., to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology. The precise nature and timing of the activities under the Collaboration Agreement (and any additional agreements) over the next 12 months and beyond cannot be predicted with certainty, as they are dependent upon the timing of completion of development and commercialization milestones and the requirements of ChevronTexaco. For a description of the activities proposed to be conducted under the collaboration agreement, see "Business - Collaboration Agreement with ChevronTexaco Energy Technology Co." For information regarding SulphCo's activities with ChevronTexaco prior to the Collaboration Agreement, see "Business - Recent Development and Testing Activities."

       Because the Collaboration Agreement provides for an exclusive relationship regarding the licensing of our technology for at least one year and most decisions regarding the development and commercialization of our technology will require joint approval of the parties, the success of our business will be largely dependent upon our relationship with ChevronTexaco during the term of the Collaboration Agreement. However, we believe that the business risks to us under the Collaboration Agreement are substantially outweighed by the potential benefits to be achieved if our collaboration is successful.

       If for any reason ChevronTexaco elects to terminate activities under the Collaboration Agreement, further business activities by us will depend upon our assessment at that time of the commercial potential of our technology and available resources. If we determine that, notwithstanding any future termination of the Collaboration Agreement by ChevronTexaco, our technology may nonetheless be capable of commercialization, we intend to either seek another collaborative partner, continue further development activities on our own, and/or license our technology to a third party. We cannot predict what option will be most advantageous, as this will depend on factors which are presently unknown, such as the state of development of our technology, interest of third parties as potential licensees or collaborative partners, and our available resources. If none of these options is feasible, or if for any reason we determine in the future that our technology cannot be successfully commercialized, we intend to cease our day-to-day activities, liquidate our assets and discharge our liabilities to the extent of available assets, and to distribute remaining proceeds, if any, to our shareholders.

Collaboration Agreement with ChevronTexaco Energy Technology Co.

       On August 6, 2004, we entered into a Collaboration Agreement with ChevronTexaco Energy Technology Co. ("ChevronTexaco"), a unit of ChevronTexaco Corp., to engage in joint activities to further evaluate, develop and commercialize our proprietary ultrasound technology. The Collaboration Agreement was entered into following laboratory testing by us of our newer reactor at our facilities from May 2004 through July 2004, which testing was observed by ChevronTexaco from time to time and generated sample materials for analysis by ChevronTexaco. The testing gave positive indication that there was sufficient sulfur removal, oil density reduction and increase in the amount of lighter petroleum components in the crude oil to justify a joint collaboration to bring our technology to a stage of development suitable for a refinery test of our 1,000 bbl per day unit and for eventual large scale commercial use.

       The Collaboration Agreement contemplates that specific activities will be carried out by the parties in two distinct phases, referred to as "Phase 1" and "Phase 2", with each party having specific responsibilities in each of the two phases, and each party being required to bear the costs of the activities undertaken by such party:

       Phase 1

       The principal objectives of Phase 1 are (1) to demonstrate "proof of commercialization" (as defined in the Collaboration Agreement) on a laboratory scale prototype furnished by us, (2) to properly prepare for and support a refinery test of our pre-production prototype at Chevron U.S.A., Inc.'s El Segundo, California refinery pursuant to our Refinery Test Agreement, and (3) to negotiate a license agreement, which the parties contemplate will be entered into at such time as the parties mutually determine that our proprietary technology is suitable for licensing to third parties.

       During Phase 1 we will develop our desulfurization and upgrading technology for further laboratory testing of specific processes determined jointly by ChevronTexaco and us with the goal of demonstrating "proof of commercialization." Laboratory testing is expected to occur at ChevronTexaco's facilities using laboratory testing equipment supplied by us.

       "Proof of commercialization" under the Collaboration Agreement milestone requires the laboratory demonstration of the following general characteristics of our proprietary technology to determine whether our proprietary technology is useful as a desulfurization and upgrading process in the refining environment of a large scale commercial refinery: (1) its ability to accommodate different crude oil samples, test conditions and equipment; (2) its ability to distinguish between known good and bad operating conditions; (3) its ability to achieve suitable rates of sustained sulfur removal of at least 20% (by weight); and (4) the achievement of suitable integration between other refining operations, and refinery control and automation requirements.

       During Phase 1 ChevronTexaco will review the process and equipment design for our laboratory scale unit as well as the process and equipment design for our 1,000 bbl unit to be used in the refinery test at the El Segundo, California refinery. Upon the successful conclusion of this review, ChevronTexaco will explore additional research and testing to help support and prepare for a refinery test. ChevronTexaco will also focus on developing necessary technical information regarding the desulfurization and upgrading process, testing of a broader range of crude oil samples under different conditions, and providing an additional site for testing of crude oil samples provided by potential licensing customers. It is also contemplated by the parties that joint marketing efforts will commence during Phase 1 and continue into Phase 2. ChevronTexaco is not required to expend more than $250,000 during Phase 1, including equipment construction, manpower and analytical services. We estimate that we will incur approximately $50,000 per month in increased expenditures in connection with Phase 1 activities. For further information regarding these expenditures, see "Plan of Operation - Liquidity and Capital Resources" appearing elsewhere in this prospectus.

       License Agreement with ChevronTexaco - The Collaboration Agreement requires that we and ChevronTexaco endeavor to develop our technology to a stage where it is suitable for licensing to third parties in the field of collaboration. At such time as the parties mutually determine that our technology is suitable for licensing to third parties, the Collaboration Agreement requires that the parties enter into a license agreement to be negotiated during Phase 1 which will grant to ChevronTexaco a non-exclusive worldwide license to use our proprietary technology in the field of collaboration, and an exclusive right to sub-license such technology in the field of collaboration to third parties on terms and conditions mutually acceptable to the parties but which provide more favorable financial terms than those to be offered by us to any third parties who have not executed research collaborations with us. The precise terms of the license agreement with ChevronTexaco, including such items as royalty payments, are to be negotiated during Phase 1 and concluded prior to the commencement of Phase 2.

       Phase 1 formally commenced on August 6, 2004, upon signing of the Collaboration Agreement, and it is presently contemplated that Phase 1 activities will be completed by February 6, 2005. Under the terms of the Collaboration Agreement completion of Phase 1 requires achievement of the following stated objectives: (1) all negotiations of the licensing agreement between ChevronTexaco and us shall have been mutually concluded; and (2) the parties shall have mutually agreed that the laboratory scale tests of "proof of commercialization" (as defined above) have been demonstrated.

       Phase 2

       Phase 2 under the Collaboration Agreement will commence only upon the completion of the stated objectives of Phase 1, as mutually determined by the parties. During Phase 2 we will endeavor to continue to optimize our proprietary technology to bring it to a stage suitable for commercial use. During this Phase ChevronTexaco will continue to help develop and coordinate a marketing strategy for the licensing to third parties of the desulfurization and upgrading process. ChevronTexaco is not required to expend more than $250,000 during Phase 2. We are presently unable to estimate expenditures by us for Phase 2 activities, as this will depend to a large extent on the nature and extent of remaining technology optimization issues. However, we do not anticipate any material increase in expenditures as compared to our Phase 1 expenditures.

       Exclusivity - The Collaboration Agreement provides that during Phase 1 and for a six month period thereafter (but in no event less than one year or greater than three years) we are not allowed to enter into any arrangement with a third party (other than a government not-for-profit agency or academic institution) to license our technology or otherwise identify potential processes, in either case in the field of collaboration.

       Termination - The Collaboration Agreement provides for early termination of the Collaboration Agreement under the following circumstances:

  If by the end of Phase 1 (including any mutually agreed extension of Phase 1) it has been determined by both parties that "proof of commercialization" has not been demonstrated, the Collaboration Agreement will terminate as of the end of Phase 1.
  If by the end of Phase 1 it has not been determined by both parties whether proof of commercialization has been demonstrated, the parties may mutually agree to extend Phase 1 by one or more additional periods, each period not to exceed a total of 12 months.
  If by the end of Phase 1 (including any mutually agreed extension of Phase 1) it has not been determined to the satisfaction of both parties whether proof of commercialization has been demonstrated, and one of the parties elects not to extend Phase 1, then either party may elect to terminate the Collaboration Agreement on the following terms and conditions:

°     If ChevronTexaco unilaterally terminates the Collaboration Agreement, then we are free to enter into any relationship with a third party; and
°     If we unilaterally terminate the Collaboration Agreement, we must grant to ChevronTexaco a non-exclusive royalty-free worldwide license to use our proprietary technology.

Kuwait Joint Venture

       In February 2004 we formed a joint venture known as SulphCo Oil Technologies Kuwait with two Kuwaiti nationals, Fahad Alhajiri and Fuad A M A Alghareed, of which 51% is owned by our joint venture partners, and 49% is owned by us. The purpose of this joint venture was to assist us in marketing our technology in Kuwait with third parties. Mr. Alhajiri has been a principal in a Kuwaiti international trading company, Fanan International Trading and Contracting Est., for at least the past five years. Mr. Alghareed is a Kuwaiti entrepreneur engaged in a number of Kuwaiti retail and marketing ventures. Since the joint venture's formation in February 2004 until we entered into the Collaboration Agreement with ChevronTexaco in August 2004, activities of the joint venture were limited to exploring future sales of our processing units and the licensing of our technology. In August 2004, we entered into the Collaboration Agreement with ChevronTexaco, which agreement prohibits most licensing activities by us with third parties during Phase 1 of the Collaboration Agreement and further contemplates joint marketing activity by ChevronTexaco and SulphCo during Phase 2 of the Collaboration Agreement. Therefore, we anticipate that during Phase 1 of the Collaboration Agreement, marketing activities by the Kuwait joint venture will be limited to exploring sales of demonstration units in Kuwait, and no licensing of our technology will be conducted by the Kuwait joint venture during Phase 1 without the prior approval of ChevronTexaco, which approval is within the sole discretion of ChevronTexaco. If SulphCo and ChevronTexaco proceed to Phase 2 under the Collaboration Agreement, SulphCo expects that the future role of the Kuwait joint venture will be further defined as part of our negotiation of the terms of the proposed license agreement with ChevronTexaco. Other than the expected continuation of marketing efforts in Kuwait during Phase 1 of the Collaboration Agreement, we are unable to determine at this time what activities, if any, the Kuwait joint venture will undertake in the future.

       As of the date of this prospectus none of the joint venture partners had contributed any assets to the joint venture and there have been no material operations. Future activities of the joint venture will be accounted for by us by consolidating it with our financial statements. As of the date of this prospectus there have been no material financial activities relating to the joint venture.

The Market for Our Technology

Industry Background

       The market for our technology and desulfurization units is expected to be crude oil producers and refiners. Differentials in crude oil prices are driven largely by both sulfur content and crude oil density. These price differentials reflect the relative economic value of crude oil to the ultimate consumer of most crude oil, the oil refiner. The discount at which heavy crude oil sells compared to the sales price of light crude oil is known in the oil industry as "the light/heavy spread." Because our technology is expected to both reduce sulfur content and decrease crude oil density, the successful commercialization of our technology can be expected to produce significant economic benefits to our future customers.

       Traditionally, crude oils are named and grouped into broad categories based on the geographic location of origin, the level of sulfur contained in the crude oil and the density, or specific gravity, of the crude oil. Typically, crude oil is classified as (1) sweet (if sulfur content is low) or sour (if sulfur content is high), (2) light (if gravity is high) or heavy (if gravity is low) and (3) intermediate (if gravity or sulfur content is in between). For the most part, heavy crude oil tends to be sour and light crude oil tends to be sweet.

       When refined, lighter density crude oil produces a higher yield of higher margin refined products such as gasoline, diesel and jet fuel and as a result, is more expensive than heavier crude oil. In contrast, heavier crude oil produces more low margin by-products and heavy residual oils. Processing heavier grades of crude oil also typically requires more costly facilities found only in a "complex" refinery, with more extensive refining capabilities. Equipment used in the refinery process can process certain by-products and heavy residual oils to produce additional volumes of gasoline and diesel, thus increasing the aggregate yield of higher margin refined products from the same initial volume of crude oil. Because of the increased costs of processing heavier oil, heavier oil typically sells at a discount to lighter crude oil.

       Due to the high cost of removing sulfur from crude oil, both in terms of the capital cost of the equipment required and the incremental cost to the refinery of operating and maintaining this equipment, crude oil with higher concentrations of sulfur is generally less expensive than crude oil with lower concentrations of sulfur. Severely reduced sulfur concentrations in petroleum products have been mandated in recent years by extensive environmental regulation of sulfur content in petroleum products and the scope and the intensity of these restrictions on sulfur content is expected to increase as under existing and proposed regulations. The refinery process of removing sulfur from crude oil requires equipment generally known as "hydrotreaters", which are extremely expensive to acquire, maintain and operate. Many refineries simply do not possess the equipment necessary to refine higher sulfur content oil, either due to the high acquisition costs of this equipment or the ability to operate the refinery at margins which justify the ownership and operation of this equipment. Moreover, higher sulfur crude oils are more corrosive to refinery equipment than lower sulfur crude oils.

The Refinery Market

       SulphCo's processing units are expected to provide economic benefits for oil refiners as a result of their ability to reduce sulfur content of crude oil and to reduce its density. These potential benefits include:

  Lower costs of acquiring, operating and revamping desulfurization equipment;
  Lower raw material (i.e. crude oil) costs;
  Increased refining production; and
  The ability to produce a higher yield of higher value refinery end products.

       Lower Costs of Acquiring and Operating Desulfurization Equipment

       The reduction of sulfur levels is an integral part of most refinery processes. This is most commonly accomplished through refinery equipment generally referred to in the industry as "hydrotreaters." This process, in addition to reducing sulfur levels in crude oil, also often reduces the levels of nitrogen as well as other metals such as nickel and vanadium.

       Hydrotreating is a refinery process in which hydrogen gas is mixed with the hydrocarbon stream and exposed to a catalyst with sufficiently high temperature and pressure to effect the hydrotreating process. The greater the temperature and pressure, the faster the hydrotreating process will go. Typically, lower grade (heavier) crude requires higher temperature and pressure to complete the hydrotreating process.

       Because conventional hydrotreaters require high temperatures and pressure, hydrotreaters must be designed and built to withstand these conditions in a refinery environment, which typically operate 24 hours per day, seven days per week, with infrequent breaks for maintenance. As such, hydrotreaters are extremely expensive to purchase. In addition, the hydrotreating processes require a continuous supply of hydrogen, which adds significant ongoing operational expense.

       Our deSN™ units are expected to have reduced acquisition and operating costs as compared to conventional hydrotreaters. Our units are designed to operate in a low temperature environment under atmospheric conditions, which is expected to permit these units to be acquired and operated at a reduced cost compared to conventional hydrotreaters. Moreover, our units do not require expensive catalysts to effect the desulfurization process, thereby resulting in expected reduced ongoing operational costs for our units during the life of each unit. In addition, because our units remove salt from crude oil, the use of our units is expected to remove the necessity to desalt crude oil, which is normally part of the oil refinery process. The current and proposed designs of our units are also expected to have a substantially small footprint than conventional hydrotreaters.

       Our deSN™ units are expected to reduce the need for some refineries to revamp existing hydrotreaters. In some instances refineries are faced with revamping their existing hydrotreaters to meet ever more stringent levels of sulfur reduction in petroleum products. Our deSN™ units are expected to allow refiners to utilize higher sulfur crude oil more efficiently in their existing hydrotreaters, thereby avoiding the cost of revamping their existing equipment and resulting costly downtime for the refinery.

       For additional information regarding capital and operating costs related to our deSN™ units, see "Business - Competitive Business Conditions" appearing elsewhere in this prospectus.

Lower Raw Material Costs

       While all crude oils have differing characteristics, the relative cost of crude oil is influenced primarily by its density and sulfur content. Typically, there is a direct correlation between oil density and sulfur content, with more dense crude generally containing higher sulfur concentrations. Therefore, crude oil with lower density and lower sulfur concentrations is generally sold at a higher price than higher density crude oil with higher sulfur concentrations. As the cost of crude oil is generally considered the cost component with the greatest leverage on the profitability of an oil refinery, a refinery will normally seek to purchase the cheapest grade of crude oil which is suitable for its refinery operations. In this regard, typically no two refineries will have identical requirements. Suitability of a particular grade of crude oil will normally depend upon the refining capabilities of a particular refinery (complex refineries, i.e. refineries which have more extensive refining capabilities) can more readily process heavier grades of crude oil containing higher sulfur concentrations) and the types of finished products it produces. Therefore, because of price differentials based upon the density and sulfur content of crude oil, a refinery will normally seek to purchase the cheapest heavy grade with the highest sulfur content which is suitable for its refining needs. In turn, as the market "spread" between light sweet crude oil and heavy sour crude oil increases, so too will a refinery's profit margin if it has the capability of processing heavier sour crude oil.

       Because our deSN™ units are expected to reduce crude oil density and sulfur content, a refinery which "pre-treats" its crude oil with our units would be expected to be able to realize cost reductions and improved profit margins by purchasing higher density, higher sulfur oil than would otherwise be possible without our deSN™ unit.

       Upgrading of Crude Oil Results in Higher Yield of Higher Margin End Products

       When refined, a lighter crude oil usually produces a higher yield of higher margin refined products such as gasoline, diesel and jet fuel and as a result, is more expensive than heavy crude oil. In contrast, heavy crude oil produces more low margin by-products and heavy residual oils. Certain equipment used in conventional refinery operations process certain by-products and heavy residual oils to produce additional volumes of gasoline and diesel, thus increasing the aggregate yield of higher margin refined products from the same initial volume of crude oil. Because our deSN™ units are expected to upgrade the quality of crude oil by reducing crude oil density, a refinery which "pre-treats" its crude oil with our deSN™ units are expected to be able to produce higher yield of higher value end products than would otherwise be the case without our deSN™ units.

       The Oil Producer Market

       SulphCo processing units are expected to provide economic benefits for oil producers utilizing these units. These benefits include:

  The ability to obtain higher prices for crude oil processed by SulphCo's deSN™ units; and
  Improved economics of utilizing heaver, higher sulfur content crude oil reserves.

       The price of crude oil is based primarily on its relative density and sulfur content. Because our technology is expected to reduce both the density and sulfur content in crude oil in a commercial setting, this will allow a producer who treats crude oil with our deSN™ units to obtain a higher price for its crude oil from distributors and refiners as a result of its lower density and sulfur content. In addition, crude oil reserves which are underutilized due to higher sulfur content may become more economically viable as a result of treating extracted crude oil with our processing units. Producers would operate these units to process crude oil in conjunction with oilfield collection points or crude storage tank facilities.

       Geographic Scope of Our Market

       Other than with regard to our minority joint venture interest in SulphCo Oil Technologies Kuwait we do not presently conduct any business activities outside the U.S. Presently, we have no facilities or assets outside of the U.S. However, as the potential markets for our technology include foreign countries with significant oil producing or refining activities, we expect to conduct business in foreign countries in the future. These activities may be conducted by us directly, or through partners, licensees or other third parties, in connection with the commercialization of our technologies.

       The transaction of business by us in a foreign country, either directly or through partners, licensees or other third parties, may subject us, either directly or indirectly, to a number of risks, depending upon the particular country. These risks may include, with respect to a particular foreign country:

  Government activities that may result in the curtailment of contract rights;
  Government activities that may restrict payments or limit the movement of funds outside the country;
  Confiscation or nationalization of assets;
  Confiscatory or other adverse foreign taxation regulations;
  Acts of terrorism or other armed conflicts and civil unrest;
  Currency fluctuations, devaluations and conversion restrictions;
  The lack of effective legal protections for our proprietary rights in some foreign countries; and
  Trade restrictions or embargoes imposed by the U.S. or a foreign country.

       Many of these risks may be particularly significant in some oil producing regions, such as the Middle East and South America. The effect of these risks could impair future sources of revenue or impose significant costs. We intend to mitigate certain risks of transacting business in foreign countries whenever possible by seeking to associate with businesses or individuals having a local presence in the particular jurisdiction, as has been done with the formation of our joint venture in Kuwait. However, in view of the present stage of development of our business activities, we are presently unable to predict the effect of these risks on our future business and prospects.

Competitive Business Conditions

       We are a new entrant in the market for development and sale of sulfur reduction and upgrading technology to the oil industry. SulphCo faces well established and well funded competition from a number of sources. Our competitors in this area include manufacturers of conventional hydrotreating equipment and major integrated oil companies and oil refineries. Most of these entities have substantially greater research and development capabilities and financial, scientific, manufacturing, marketing, sales and service resources than we do. Principal competitors include MAKFining (an alliance among ExxonMobil Research and Engineering, Akzo Nobel Catalysts LLC, Kellogg Brown Root, Inc. and Total Fina Elf), Haldor Topsoe, Criterion, UOP and IFP.

       Because of their experience and greater research and development capabilities, our competitors might succeed in developing and commercializing new competing technologies or products which would render our technologies or products obsolete or non-competitive.

       Our crude oil processing technologies provide two separate and distinct benefits: reduction of sulfur content in crude oil; and upgrading of crude oil by reducing its density. Our principal competitor for desulfurization of crude oil is represented by existing hydrotreaters. These units are extremely expensive to purchase, with the cost depending upon the processing capacity of the unit and the type of the unit. In addition, operation of these units require the use of hydrogen as well as an expensive catalyst, and are expensive to maintain, due in part to the fact that they operate under extreme temperature and pressure conditions. In all cases, conventional hydrotreating processes involve the use of high temperatures, high pressures and hydrogen rich environments. As government mandates require lower and lower levels of sulfur content in transportation fuels, traditional hydrotreaters must be upgraded or replaced with units that can handle these higher temperatures and pressures. In most cases, refineries are "hydrogen limited," which means that refineries also need to add hydrogen plants in order to increase production of lower sulfur fuels.

       SulphCo's deSN™ units, on the other hand, are designed to work in a low temperature and low pressure environment, and do not require hydrogen or the use of expensive catalysts.

       Every refinery is different and faces a different set of possible solutions, as to how (and if) they will invest in new plant and equipment for desulfurization. Based on a June 8, 2001 study entitled "The Transition to Ultra-Low-Sulfur Diesel Fuel: Effects on Prices and Supply" prepared by the United States Energy Information Agency and on widely accepted industry rules of thumb for capital costs associated with new hydrotreater construction, the capital cost for conventional desulfurization equipment is about $1,200 to $1,500 per barrel per day of installed capacity. This does not include the cost of new hydrogen plants, nor does it take into account the costs associated with obtaining permits for new construction.

       By comparison, capital expense for our 25,000 bbl unit is expected to be between $80-$200 per barrel per day of installed capacity. Therefore, our units are expected to compete on the basis of price, with our units expected to result in substantial savings to the end user.

       Traditional hydrotreating plants operating costs depend on a wide variety of site-specific variables, but the higher the pressure and temperature, the higher the cost. Using various scenarios and assumptions, the United States Energy Information Agency's report contains various estimates of both short-term and intermediate term operating cost for United States refineries in meeting ultra-low sulfur diesel requirements. With our the low pressure and temperature requirements of our system, we expect our operating costs to be between approximately $0.17 to $0.20 per barrel of oil processed based in large part on costs of $0.08 per kilowatt hour and $10.00 per gallon of promoter consumed in our process. Our operating costs are a fraction of the estimated operating costs of traditional hydrotreating plants as estimated by the United States Energy Information Agency.

       We believe that, separate and apart from the desulfurization capability of our technology, the expected capability of our desulfurization technology to reduce the density of crude oil is unique, in that our technology "pre-treats" crude oil prior to being fed into the traditional refinery operation. Other than our proprietary process, we are not aware of any process either in commercial use or under development which is capable of reducing the density of crude oil, other than through the conventional refinery process itself. SulphCo's units, however, are intended to operate in conjunction with traditional refinery equipment, to provide additional upgrading benefits at a reduced cost.

       We believe that our issued and pending patents and proprietary know-how will provide us with a significant competitive advantage over other companies seeking to commercialize new methods of reducing sulfur or upgrading crude oil which are more cost-effective or more efficient than the methods which are currently commercially available.

Patents, Trademarks and Copyrights

We own two United States patents, United States Patent Nos. 6,402,939 and 6,500,219, and have received notice of allowance of a third U.S. patent, which we believe provide substantial protection for our basic desulfurization technology covering the novel use of ultrasound to desulfurize crude oil. The first patent, patent 6,402,939, was issued on June 11, 2002, and expires on September 28, 2020. This patent was assigned to us by Dr. Teh Fu Yen of the University of Southern California. This patent covers the oxidation of sulfur compounds in fossil fuels using ultrasound. The second patent, No. 6,500,219, was issued on December 31, 2002, and expires on March 19, 2021. This patent was based on additional work done by Dr. Gunnerman, and focuses on the continuous process for the oxidation of sulfur compounds in fossil fuels using ultrasound. The allowed patent relates to ultrasound-assisted desulfurization of fossil fuels in the presence of dialkyl ethers.

       In addition to these three issued or allowed U.S. patents which cover our basic desulfurization process, we have one additional U.S. patent and four pending U.S. patent applications which address specific aspects of our desulfurization process:

  First, Patent No. 6,652,992, covers a silver coating process on ultrasonic horns which makes the horns corrosion resistant. This patent was issued on November 25, 2003, and expires on December 20, 2022;
  Second, we have filed a patent application relating to a high power generator powering ultrasonic probes for use in chemical reactions;
  Third, we have filed a patent application relating to the conversion of the heavy hydrocarbon components of petroleum residua to lighter components through ultrasonic treatment. The third patent application describes a shift in the entire distillation curve of the petroleum to lower boiling points and permits the refining of more petroleum product such as gasoline and diesel fuel from the crude oil;
  Fourth, we have filed a patent application relating to a high-power ultrasonic generator using isolated gate bipolar transistors; and
  Fifth, we have filed a patent application relating to a high-throughput continuous flow ultrasound reactor.

We also have multiple foreign patent applications pending relating to our U.S. patents.

       We have also applied to register the trademark "deSN™" with reference to our desulfurization units and have received a notice of allowance from the U.S. Patent and Trademark Office. We also rely on copyright protection for the software utilized in our desulfurization units.

       We attempt to minimize unauthorized duplication of our process by a variety of methods. However, we cannot assure you that unauthorized duplication will not occur. We attempt, and will continue to attempt, to protect our desulfurization and upgrading process by relying on patent laws as well as non-disclosure and confidentiality agreements with our employees and all other persons who have access to our proprietary technology.

Effects of Government Regulation; Governmental Approvals

       Government Regulation of Sulfur Levels in Petroleum Products

       The reduction of sulfur levels in crude oil and petroleum products has become a major issue for oil producers and refiners. Developed countries in recent years have increasingly mandated the use of low or ultra low sulfur petroleum products. As a result, refineries are faced with incurring extremely expensive capital improvements for their refinery processes, altering their end product mix, or in some instances ceasing the production of low sulfur products entirely. Our technology, which is expected to provide a more cost-effective solution to sulfur reduction than presently obtainable with conventional hydrotreating technologies, is expected to benefit from the impact of existing and proposed government mandates which regulate sulfur content, in both the U.S. and in developed countries abroad.

       For example, refinery operations in the U.S. and many of the petroleum products they manufacture are subject to certain specific requirements of the federal Clean Air Act ("CAA") and related state and local regulations and with the Environmental Protection Agency ("EPA"). The CAA may direct the EPA to require modifications in the formulation of the refined transportation fuel products in order to limit the emissions associated with their final use. In December 1999, the EPA promulgated national regulations limiting the amount of sulfur that is to be allowed in gasoline. The EPA has stated that such limits are necessary to protect new automobile emission control systems that may be inhibited by sulfur in the fuel. The new regulations require the phase-in of gasoline sulfur standards beginning in 2004, with special extended phase-in provisions over the next few years for refineries meeting specified requirements. In addition, the EPA recently promulgated regulations that will limit the sulfur content of highway diesel fuel beginning in 2006 to 15 parts per million. The current standard is 500 parts-per-million. The EPA has also proposed regulations intended to limit the sulfur content of diesel fuel used in non-road activities such as mining, construction, agriculture, railroad and marine.

Government Approvals

       The regulatory environment that pertains to our business is complex, uncertain and changing rapidly. Although we anticipate that existing and proposed governmental mandates regulating the sulfur content of petroleum products will continue to provide an impetus for customers to utilize our desulfurization technology, it is possible that the application of existing environmental legislation or regulations or the introduction of new legislation or regulations could substantially impact our ability to commercialize our proprietary technology, which could in turn negatively impact our business.

       Operation of our desulfurization units are subject to a variety of federal, state and local health and environmental laws and regulations governing product specifications, the discharge of pollutants into the air and water, and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Permits with varying terms of duration may be required for the operation of our desulfurization units, and these permits may be subject to revocation, expiration, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to injunctions, civil fines and even criminal penalties. For example, we delivered a 1,000 bbl per day unit to Chevron U.S.A., Inc.'s refinery in El Segundo, California for testing in its refinery operation. Chevron U.S.A., Inc. was required to obtain, and was successful in obtaining, a permit from the South Coast Air Quality Management District before the unit could be installed and operated.

       Our activities to date have centered around the development and testing of our prototype units. These activities require the use or storage of materials which are, or in the future may be, classified as hazardous products or pollutants under federal and state laws governing the discharge or disposal of hazardous products or pollutants. We have undertaken a number of steps intended to ensure compliance with applicable federal and state environmental laws. Regulated materials used or generated by us are stored in above-ground segregated facilities and are disposed of through licensed petroleum product disposal companies. We also engage independent consultants from time to time to assist us in evaluating environmental risks. Our costs related to environmental compliance have been included in as part of our general overhead, and we do not presently anticipate any material increase in expenditures relating to environmental compliance in the near future based upon our current level of operations. We do not currently maintain insurance to protect us against risks relating to violation of federal or state laws governing the environment.

       Rules and regulations implementing federal, state and local laws relating to the environment will continue to affect our business, and we cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been applied previously. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of regulatory agencies, could have a materially adverse effect on our business.

       Future activities may subject us to increased risk when we commercialize our units by reason of the installation and operation of these units at customer sites. We intend to address these risks by imposing contractual responsibility on third party users for maintaining necessary permits and complying with applicable environmental laws governing related to the operation of our units. However, these measures may not fully protect us against environmental risks. Furthermore, although we may be entitled to contractual indemnification from third parties for environmental compliance liabilities, this would not preclude direct liability by us to governmental agencies or third parties under applicable federal and state environmental laws. We are presently unable to predict the nature or amount of additional costs or liabilities which may arise in the future. However, future liabilities and costs could be material.

Research and Development During the Last Two Years

       During the past two years substantially all of SulphCo's business efforts were directed towards research and development of its desulfurization and upgrading technologies, including research and development of high power ultrasound technology. During this time SulphCo's research and development costs totaled $513,151. We expect to continue to develop and test our technologies and prototypes and to explore the expansion of the range of petroleum products that can be desulfurized or upgraded with our technologies, both on our own and in conjunction with collaborative activities with ChevronTexaco.

       For information regarding development activities currently underway or proposed to be conducted over the next 12 months, see "Business - Collaboration Agreement with ChevronTexaco Energy Technology Co.," "Business - Recent Development and Testing Activities" and "Plan of Operation" appearing elsewhere in this prospectus.

Employees

       As of November 10, 2004, the Company had 14 full-time employees and a consulting agreement with RWG, Inc., for the full-time services of our chairman and CEO, Rudolf W. Gunnerman. One of our directors also provides tax accounting services on a non-exclusive basis. None of our employees or independent contractors are subject to a collective bargaining agreement and we believe that our relations with employees and independent contractors are good.

Properties

       Our executive offices and facilities are located at 850 Spice Islands Drive, Sparks, Nevada 89431 in a leased facility consisting of approximately 92,125 square feet. The lease for this space will expire in March 2005. We also have an option to purchase the property from the lessor during the term of the lease for $3,500,000. We believe that these facilities are adequate for our current and anticipated needs.

Legal Proceedings

       We are not party to, and none of our property is subject to, any pending or threatened legal, governmental, administrative or judicial proceedings that may have a materially adverse effect upon our financial condition or operations, except as follows.

       On or about March 4, 2002, the Salt Lake City, Utah office of the Securities and Exchange Commission sent letters to SulphCo and our CEO, Rudolf W. Gunnerman, indicating that as a result of its investigation captioned In the Matter of SulphCo, Inc. (SL-02337), the staff of the Salt Lake District Office was recommending that a civil injunctive action be filed naming SulphCo and Mr. Gunnerman as defendants. The letter to SulphCo alleges violations of Sections 5(a), 5(c) and 17(a) of the Securities Act of 1933, and Section 10(b) and Rule 10b-5 under the Securities Exchange Act of 1934. The letter to Mr. Gunnerman alleges violations of Section 5(a), 5(c), and 17(a) of the Securities Act of 1934 and Section 10(b) of the Securities Act of 1934 and Rule 10b-5 and Rule 101 under Regulation M thereunder. The letters invited SulphCo and Mr. Gunnerman to submit written statements concerning the staff's allegations. Such written statements are generally as known as "Wells Committee Submissions." SulphCo and Mr. Gunnerman have denied the allegations made by staff in the letters and retained counsel who submitted an initial response to the staff's allegations in March 2002. In response to a second set of letters received in June 2003 detailing essentially the same allegations and including a proposed administrative proceeding against the Company and Mr. Gunnerman, SulphCo retained replacement counsel who submitted a second set of responses in August 2003. SulphCo met with the staff of the Salt Lake City, Utah office in February 2004 and was advised that the staff is actively seeking authorization from the Securities and Exchange Commission to commence the civil injunctive action and administrative proceedings against SulphCo and Mr. Gunnerman. We are unable to predict the outcome of any action, if commenced. Any such action could have a material adverse effect on SulphCo.

       On January 5, 2004, we filed a lawsuit in the Second Judicial District Court for the State of Nevada, Case No. CV04-00013, against Alexander H. Walker, Jr., our former general counsel and director, and Nevada Agency & Trust Company, our former transfer agent. The lawsuit alleges breaches of fiduciary duty, contract violations, conversion, and other related claims, in connection with the sale of shares of our common stock to Coldwater Capital, LLC and Mark Neuhaus in 2001. SulphCo claims it did not receive approximately $737,000 of the purchase price for the shares sold. The defendants have answered the complaint, generally denying the allegations and raising affirmative defenses, and cross-complaining against Coldwater Capital, LLC and Mark Neuhaus for the payment of the funds owed to SulphCo. We subsequently obtained an injunction requiring any proceeds of the sale of the SulphCo stock owned by Mr. Walker to be held by the court pending trial.

PLAN OF OPERATION

Business Plan

       During the next 12 months we intend to continue development and commercialization activities currently underway and to explore new activities, pursuant to the Collaboration Agreement entered into on August 6, 2004, with ChevronTexaco Energy Technology Co. (ChevronTexaco). In this regard:

  We recently completed the development and fabrication of a pre-production desulfurization unit which is expected to process up to 1,000 bbl per day. This unit is now being upgraded with our newer reactor and with our more powerful ultrasonics system. We expect to complete this retrofitting by December 31, 2004. After retrofitting, this unit will be delivered to ChevronTexaco Products Company's El Segundo, California refinery for final installation and refinery testing, which is expected to occur in the first half of 2005. If the refinery testing of the 1,000 bbl per day desulfurization unit is successful, we intend to construct a larger desulfurization unit which will process 25,000 or more bbl per day of crude oil.
  We expect to complete to complete remaining design and engineering work for a 25,000 bbl per day unit on or about December 2004. Once the design and engineering work for the 25,000 bbl unit is fully developed and tested, and subject to satisfactory refinery testing of the 1,000 bbl unit, we intend to manufacture the initial 25,000 bbl unit following receipt of a customer order. We estimate that we will require approximately 45 days to manufacture the initial 25,000 bbl unit, which we intend to fabricate at our facility in Sparks, Nevada.
  We plan to engage in ongoing development and testing activities in collaboration with ChevronTexaco during the next 12 months, including laboratory testing at ChevronTexaco's facilities, intended to demonstrate the commercial potential of our technology and optimize the technology for use in a commercial setting.

       The precise timing of the activities under the Collaboration Agreement (and any additional agreements) over the next 12 months and beyond cannot be predicted with certainty, as they are dependent upon the timing of completion of development and commercialization milestones and the requirements of our collaborative partner. For a description of the activities proposed to be conducted under the Collaboration Agreement, see "Business - Collaboration Agreement with ChevronTexaco Energy Technology Co."

       As discussed in the section entitled "Business - Kuwait Joint Venture," in February 2004 we formed a joint venture with two Kuwaiti nationals to engage in the marketing of our technology in Kuwait. We anticipate that during Phase 1 of the Collaboration Agreement with ChevronTexaco, which commenced in August 2004, marketing activities by the Kuwait joint venture will be limited to exploring sales of demonstration units in Kuwait, and no licensing of our technology will be conducted by the Kuwait joint venture during Phase 1 without the prior approval of ChevronTexaco, which approval is within the sole discretion of ChevronTexaco. If SulphCo and ChevronTexaco proceed to Phase 2 under the Collaboration Agreement, SulphCo expects that the future role of the Kuwait joint venture will be further defined as part of our negotiation of the terms of the proposed license agreement with ChevronTexaco. Other than the expected continuation of marketing efforts in Kuwait during Phase 1 of the Collaboration Agreement, we are unable to determine at this time what activities, if any, the Kuwait joint venture will undertake in the future. Activities in Kuwait, as well as other areas in the Middle East, present significant risks, including potential difficulties of enforcing proprietary rights in a foreign legal system, foreign government regulations limiting the movement of funds outside the country, currency fluctuations, acts of terrorism, and confiscation of assets by a foreign government. The occurrence of any of these events could have a material adverse effect on our business or prospects in the Middle East.

       As of the date of this prospectus, we have not taken any steps to line up customer orders other than informal discussions with the Kuwait Oil Company through the Kuwait joint venture regarding the possible acquisition of a demonstration unit. We do not expect to generate any revenues from the sale of desulfurization units until at least the first half of 2005. We do not expect to generate any revenues from licensing arrangements which may be entered into in the future under the Collaboration Agreement until at least mid-2005.

Liquidity and Financial Results

       As of November 4, 2004, we had $3,324,767 in available cash reserves. As we are a development stage company, we have not generated any material revenues since we commenced our current line of business in 1999, and we do not anticipate generating any material revenues unless and until a licensing agreement, sale of an initial production scale unit or other commercial arrangement is entered into with respect to our technology.

       As of September 30, 2004, we had an accumulated deficit of approximately $20.3 million, which includes approximately $5.7 million of stock-based compensation expense, all of which represents compensation to officers and directors and their affiliates and members of their immediate family, and we incurred losses of $2,556,861in the nine month period ending September 30, 2004 (which includes approximately $145,000 of stock based compensation). These losses are principally associated with the research and development of our desulfurization and upgrading technologies, development of pre-production prototypes and related marketing activity, and we expect to continue to incur expenses in the future for development, commercialization and sales and marketing activities related to the commercialization of our technologies. For further information regarding stock-based compensation and other amounts paid to officers, directors, affiliates and their immediate family members, see the "Management" section of this prospectus, including the subsections entitled "Certain Transactions," Executive Compensation," "Employment and Consulting Contracts" and "Option Grants in the Last Fiscal Year."

       Accounts payable of $90,634 at September 30, 2004, represent various monthly bills for operating expenses paid to unrelated third parties, including utility bills, machining services, laboratory expenses, plant and office expenses and public relations expenses. Accrued expenses of $49,934 at September 30, 2004, represent accrued payroll and related taxes. Of this amount, $29,708 represents accrued payroll expenses for officers, directors, affiliates and their immediate family members. Related party notes payable of $1,000,000 at September 30, 2004, represent loans funded by Dr. Gunnerman and Erika Herrmann, Dr. Gunnerman's sister-in-law, which are described below.

       Our current monthly cash outflow, or cash burn rate, is approximately $250,000 per month for fixed and normal recurring expenses, as follows:

Salaries and related payroll costs	$95,000
Consulting contract	30,000
Plant and property leases	37,000
Professional fees	32,000
R&D Expenses	25,000
Office, phone, utilities	5,000
Patent renewal and maintenance	10,000
Travel and entertainment	6,000
Miscellaneous	10,000

Total	$250,000

       "Salary and related payroll costs" represents salary and payroll costs for all of our full time employees other than our CEO, Rudolf W. Gunnerman. Included in this amount are monthly salaries and related payroll costs to officers and directors and members of their immediate family as follows: Kirk Schumacher - $25,000; Michael Abend - $5,000 and Kristina Gunnerman-Ligon - $13,000; and an aggregate of approximately $1,000 per month of other monthly payroll costs for these individuals. As of July 1, 2004, payments of $40,000 per month for Dr. Gunnerman's full time services as our CEO have been made pursuant to a consulting agreement with RWG, Inc., a company wholly-owned by Dr. Gunnerman. Effective as of November 1, 2004, this amount has been reduced by mutual agreement to $30,000 per month until we receive substantial additional funds. As these payments are made pursuant to a consulting agreement, they are included in the category entitled "Consulting contract." For further information regarding this consulting agreement, see "Management - Employment and Consulting Contracts."

       Monthly fixed and recurring expenses for "Plant and property leases" of $37,000 represents the monthly lease payment to an unaffiliated third party for our facility located at 850 Spice Island Drive, Sparks, Nevada, which includes our executive offices (8,752 square feet), research facilities (5,988 square feet) and manufacturing space (77,385 square feet).

       Included in professional fees are estimated recurring legal fees paid to outside corporate and patent counsel and ongoing litigation expenses, audit and review fees paid to our independent accountants, fees paid for investor relations, and $1,500 per month paid to our director, Loren Kalmen, for tax consulting services.

       Under the Collaboration Agreement entered into with ChevronTexaco effective August 6, 2004, each party is required to bear its own expenses in connection with the activities conducted and proposed to be conducted under such agreement. Estimated increased monthly expenses expected to be incurred by us during the term of the Collaboration Agreement relate primarily to development activities and include an additional $11,000 of salary expense per month for the addition of two engineers, $25,000 per month of additional research and development costs, $4,000 of additional patent expenses, and $10,000 per month of additional miscellaneous expenses such as outside non-professional services, shipping costs and equipment rental. Research and development costs include the cost of laboratory equipment and modifications to our demonstration unit. All of these incremental amounts relating to the Collaboration Agreement are included in our total estimate of $250,000 per month for fixed and normal recurring expenses.

       We intend to continue to incur additional expenditures during the next 12 months for development and manufacture of the deSN™ units. These expenditures will relate to the design of the deSNTM units, and are included in the monthly cash outflow described above. Additional funding requirements during the next 12 months may arise upon the placement of an order by a future customer for one or more deSNTM units. We expect that funding for the cost of manufacturing of any particular unit would be available from a customer before we commence manufacture of the unit. Our preliminary estimates of the cost of a deSNTM unit range from $2 million to $4 million. However, we cannot assure you that our cost estimates will be accurate or that we will receive funds received prior to the commencement of manufacture sufficient to manufacture this unit.

       In the past we have financed our research and development activities primarily through debt and equity financings from our principal shareholder, Rudolf W. Gunnerman, and other parties.

       As indicated elsewhere in this prospectus under "Business - Legal Proceedings," and "Risk Factors - We are subject to an SEC investigation, which could materially affect us," both our CEO, Dr. Gunnerman, and SulphCo, have been subjects of a formal SEC investigation commenced in 2002, and in February 2004 we were advised by the SEC staff that it is actively seeking authorization from the SEC to commence civil and administrative proceedings against Dr. Gunnerman and us. The outcome of this investigation and any resulting proceedings could have a material adverse effect on our financial condition in view of a number of factors, including indeterminate legal costs associated with defending these proceedings and exposure to payments by us of fines or penalties, either as part of a settlement or as a result of an adverse judgment. However, as we are unable to predict the outcome of these matters, no amounts have been reserved for these contingencies in our financial statements.

       Recent Financing Activities

       On December 30, 2003, we issued a $500,000 promissory note to Erika Herrmann, the sister-in-law of Dr. Gunnerman, of which $250,000 was advanced by Ms. Herrmann on December 30, 2003 and the remaining $250,000 was advanced on April 28, 2004. The note is due on December 30, 2004, and required the payment to Ms. Herrmann, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Ms. Herrmann valued at $0.37 per share, or $74,000, as prepaid interest through December 30, 2004 in lieu of a cash interest payment for the loan of $500,000. The calculated percentage interest accrual is 18.5% per annum. As of June 30, 2004, $500,000 remained outstanding under this note. In the event we do not have sufficient funds to repay this obligation, we have been advised that Erika Herrmann would likely be willing to extend the maturity of the note until the earlier of December 30, 2005 or when we have sufficient funds to repay the note.

       On December 30, 2003, we issued a $500,000 promissory note to Dr. Gunnerman, of which $250,000 was advanced by Dr. Gunnerman on December 30, 2003 and the remaining $250,000 was advanced on March 22, 2004. The note is due on December 30, 2004, and required the payment to Dr. Gunnerman, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Dr. Gunnerman valued at $0.37 per share, or $74,000, as prepaid interest through December 30, 2004 in lieu of a cash interest payment for the loan of $500,000. The calculated percentage interest accrual is 18.5% per annum. As of June 30, 2004, $500,000 remained outstanding under this note. In the event we do not have sufficient funds to repay this obligation, Dr. Gunnerman has assured us that he is willing to extend the maturity of the note until the earlier of December 30, 2005, or when we have sufficient funds to repay the note.

       In June 2004 we conducted two private placements with institutional and other third party investors for the sale of units consisting of our common stock, warrants, and rights to acquire additional stock and warrants, generating net cash proceeds of approximately $2.4 million. The commitment made by Rudolf W. Gunnerman, our chairman and CEO, in April 2004 to fund up to an additional $2,000,000 in loans to us, of which $250,000 had been advanced in June 2004, has now been repaid, and the $2,000,000 commitment by Dr. Gunnerman has been superseded by funding received by us in June 2004 from these two private placements. Additional cash proceeds of $2.4 million were generated as of November 2, 2004, when investors in the June 2004 acquired the remaining unpurchased units pursuant to the terms of the June 2004 placements, and up to $15.2 million may be generated upon exercise of warrants and rights if investors in the June 2004 private placements exercise all available warrants and rights. For additional information regarding the June 2004 private placements, see "Selling Security Holders - June 2004 Private Placements," and "Use of Proceeds" appearing elsewhere in this prospectus. We cannot assure you that that these investors will exercise any of their rights and warrants.

       Accordingly, we anticipate that our existing capital resources will be sufficient to fund our cash requirements through at least November 2005 from cash presently on hand, based upon our current levels of expenditures and anticipated needs during this period, assuming we receive no additional proceeds from the exercise of warrants and rights issued in the June 2004 placements and assuming the $1,000,000 of related party loans due December 30, 2004 are extended. However, additional financing will be required in order to meet our working capital requirements by December 2005 or to complete the manufacture of a 25,000 bbl unit. The extent and timing of our future capital requirements will depend primarily upon the rate of our progress in the development and commercialization of our technologies, our ability to maintain our collaborative arrangement with ChevronTexaco, and the timing of future customer orders.

       To date we have generated no material revenues from our business operations. We are unable to predict when or if we will be able to generate revenues from commercial activities or the amounts expected from such activities. These revenue streams may be generated by us or in conjunction with collaborative partners or third party licensing arrangements, and may include provisions for one-time, lump sum payments in addition to ongoing royalty payments or other revenue sharing arrangements. However, we presently have no commitments for any such payments.

       Sources of additional capital include the exercise of additional investment rights and warrants issued to investors in the June 2004 private placements, and funding through future collaborative arrangements, licensing arrangements and debt and equity financings. We do not know whether additional financing will be available on commercially acceptable terms when needed. If we cannot raise funds on acceptable terms or extend or refinance the $1 million of related party receivables due December 30, 2004, we may not be able to successfully commercialize our technologies, take advantage of future opportunities or respond to unanticipated requirements. If we are unable to secure such additional financing when needed, we will have to curtail or suspend all or a portion of our business activities and we could be required to cease operations entirely. Further, if we issue equity securities, our shareholders may experience severe dilution of their ownership percentage.

Research and Development During the Next 12 Months

       We intend to continue our research and development program during the next 12 months in order to expand the development of the design and manufacture of commercial desulfurization units which embody our proprietary technology. Management anticipates that our research and development costs, including a portion of salaries for full time employees, will be approximately $50,000 per month, or $600,000 during the next 12 months. The $50,000 anticipated monthly expenditure for research and development is included within our current monthly cash outflow, or burn rate, of approximately $250,000 per month for fixed and normal recurring expenses, as described above.

Employees

       As of the date of this prospectus we had 15 full time employees. We do not expect any material changes in the number of our employees during the next 12 months.

MANAGEMENT

Directors and Executive Officers

       As of November 10, 2004, our directors and executive officers, their ages, positions with SulphCo, the dates of their initial election or appointment as director or executive officer are as follows:

Name	Age	Position With SulphCo	Served From
Rudolf W. Gunnerman	76	Chief Executive Officer, Chairman of the Board and Director	December 2000
Kirk S. Schumacher	49	President, Secretary and Director	February 2003
Harry P. Holman	68	Director	December 2000
Michael A. Abend	35	Treasurer and Interim Controller	August 2004
Loren J. Kalmen	51	Director	June 2003

       Our directors are elected at our annual meeting of stockholders and hold office until their successors are elected and qualified. Our officers are appointed by our board of directors and serve at the pleasure of our board, subject to contractual provisions, if any.

       Each member of our management team provides services to us on a full-time basis, and typically devote not less than 35 hours per week on SulphCo matters. We do not believe that any of our officers or directors has any conflicts of interest with us as a result of any business activities or relationships with third parties.

       Under our current policy, all directors receive 50,000 shares of our common stock upon joining the board of directors, other than Rudolf W. Gunnerman. Presently, directors receive no other compensation for their services as directors, but are reimbursed for expenses incurred in attending board meetings.

Business Experience of Directors and Executive Officers

       Dr. Rudolf W. Gunnerman, our Chief Executive Officer, Chairman of the Board and Director, is a 76-year-old entrepreneur who studied mathematics and physics at the University of Munich, Germany before he immigrated to the United States. Dr. Gunnerman has invented a series of successful technologies, including fireproof building materials and wood pellets. Thereafter, in his quest to reduce Nitrous Oxide, a major source of ozone depletion, Dr. Gunnerman invented a new range of clean fuel products known as A-55 Clean Fuels. Dr. Gunnerman founded Clean Fuels Technology, Inc. in 1997 to develop and commercialize A-55 Clean Fuels, and served as its CEO from 1997 to 2000, and as its Chairman from 1997 to 2003. Dr. Gunnerman holds three honorary doctorate degrees. Dr. Gunnerman has served as a director and Chairman of the Board of SulphCo since December 2000 and has served as our CEO since July 2001.

       Kirk S. Schumacher, President, Secretary and Director since February 2003, has been a lawyer in private practice with nearly 20 years of experience. From 1986 until he joined SulphCo, Inc. in February 2003, Mr. Schumacher was employed by Woodburn and Wedge, a general practice law firm located in Reno, Nevada. He represented primarily corporations with respect to corporate governance, securitizations and general business matters. Mr. Schumacher graduated with a bachelor's degree in business finance from the University of Nevada, Reno, in 1980 and a law degree from the University of Notre Dame in 1983. Mr. Schumacher began his legal career in 1983 with Pillsbury, Madison & Sutro, now Pillsbury Winthrop LLP.

       Harry P. Holman has been an active participant in the securities business, specializing in retail brokerage activities and bringing private companies public on the stock exchange prior to his retirement in 2000. Mr. Holman has been a consistent top producer over the last 30 years with three New York stock exchange firms. Mr. Holman served as First Vice President with the brokerage firm of Dain Rauscher from 1994 until his retirement in November 2000. From February 1988 until 1994 Mr. Holman was a First Vice President with the brokerage firm of Kemper Securities, Inc. Prior to 1988 Mr. Holman was First Vice President with the brokerage firm of Birr Wilson & Co., Inc., where he started his career more than 30 years ago. These firms were registered broker-dealers during Mr. Holman's employment by them and Mr. Holman was registered with the NASD as an associated person under their license. In 1980, he was awarded the National Account Executive of the Year at Birr Wilson & Co. Mr. Holman graduated from the University of Southern California in 1957 with a bachelor's degree in business administration. He is founder of the Northern Nevada University of Southern California Alumni Club. Mr. Holman was registered as a broker-dealer while engaged in the securities business until his retirement in 2000.

       Michael A. Abend, Treasurer and Interim Controller, received his bachelor's degree in Business Administration with an accounting major and computer information systems minor from the University of Nevada, Reno in 1994. Mr. Abend was employed from 1997 to 2000 as a property accountant by Classic Residence by Hyatt were he was responsible for general ledger, accounts payables and receivables, payroll, financial statement preparation, cash projections, workers' compensation and state taxes. He was then employed by CLP Resources, Inc. from 2000 to 2003 as an accountant where he planned, developed and prepared budgets for in excess of 80 cost centers, prepared financial statements, reconciled accounts and maintained an accounting system. Mr. Abend joined us in June 2003 as our purchasing agent and as assistant to our then controller, and was appointed as our Treasurer and Interim Controller in August 2004. He is a member of the Delta Sigma Pi Professional Business Fraternity where he has served as Senior VP, VP of New Member Education and Treasurer.

       Loren J. Kalmen, Director since June 2003, received his bachelor's degree in accounting from the University of Nevada, Reno, in 1974, and his license as a Certified Public Accountant in 1978. Mr. Kalmen has maintained his own public accounting practice in Reno, Nevada, since 1988.

Family Relationships

       There are no family relationships between the directors, executive officers or any other person who may be selected as a director or executive officer of SulphCo.

Audit Committee Financial Expert

       Our audit committee consists of Harry P. Holman and Loren J. Kalmen. Our board of directors has designated Loren J. Kalmen as SulphCo's audit committee financial expert as such term is defined in applicable SEC regulations. Loren J. Kalmen is not considered independent of SulphCo because we pay Mr. Kalmen $1,500 per month to consult with SulphCo regarding various tax issues. Loren J. Kalmen also participated in the preparation of our financial statements for 2001 and prior years. We are in the process of locating an independent audit committee financial expert but have not yet succeeded in our efforts.

Section 16(a) Beneficial Ownership Compliance

       To our knowledge the officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis with respect to fiscal 2003, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis with respect to fiscal 2003, except for Rudolf W. Gunnerman who filed late Form 4 reports on four occasions.

Code of Ethics

       Our Board of Directors has adopted a Code of Ethics applicable to its principal executive officer and principal financial officer.

Executive Compensation

       The following table sets forth information about compensation paid or accrued by us during the years ended December 31, 2003, 2002, and 2001 to our chief executive officer and president for all services rendered in all capacities during the respective periods. No other executive officers of the Company earned more than $100,000 during the year ended December 31, 2003, 2002 or 2001.

Summary Compensation Table
Fiscal Years 2003, 2002 and 2001

Long Term Compensation Awards

								Securities Underlying	All Other
Annual Compensation
Name and Principal Position	Year	Salary			Bonus			Options (#)	Compensation
Rudolf W. Gunnerman Chairman and Chief Executive Officer	2003 2002 2001	$ $ $	300,000 300,000 0	(1)	$ $	0 3,000,000 3,400,000	(2) (3)	0 0 0	0 0 0
Kirk S. Schumacher President	2003 2002 2001	$ $ $	300,000 0 0		$ $	100,000 0 0		1,000,000 0 0	0 0 0

___________________

(1)      The $300,000 annual payments are consulting payments paid to RWG, Inc., a Nevada corporation, owned by Rudolf W. Gunnerman.

(2)      Comprised of 6,000,000 shares of our common stock valued at $.50 per share, being the fair market value of the stock at the time of the award on March 25, 2002.

(3)      Comprised of 4,000,000 shares of our common stock valued at $.85 per share, being the fair market value of the stock at the time of the award on November 8, 2001.

Employment and Consulting Contracts

       We procure the full time services of our chairman of the board and chief executive officer, Rudolf W. Gunnerman, pursuant to a Consulting Agreement with RWG, Inc., a Nevada corporation owned by Rudolf W. Gunnerman. As of July 1, 2004, we were obligated to pay a fee of $480,000 annually as a consulting payment through July 2005. Effective as of November 1, 2004, this amount has been reduced by mutual agreement to $30,000 per month until we receive substantial additional funds.

       We have entered into an Executive Employment Agreement with our president, Kirk S. Schumacher. The agreement continues through February 17, 2008 and provides for an initial signing bonus of $100,000, which was paid February 2003, an annual base salary of $300,000, and incentive compensation commencing in 2004. The agreement includes a grant of stock options for 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006.

Certain Transactions

Transactions With Founders

       Following is a description of transactions between us and individuals or entities who were involved in founding our current business in 2000: Rudolf W. Gunnerman, GRD, Inc., Alexander H. Walker, Jr., Harry P. Holman, and Mark T. Cullen.

       On January 27, 2000, we issued 14,875 shares to Harry P. Holman in consideration of introducing GRD, Inc. to our predecessor company, Filmworld, Inc., in order to engage in our recapitalization consummated on December 4, 2000.

       In September and November 2000, our predecessor company, GRD Inc., leased our former facility located at Suite 301, 5250 Neil Road, Reno, Nevada from Dr. Gunnerman. The lease payment was $2,392.50 monthly, inclusive of insurance, taxes and utilities, and was based on comparable leases within the building. Between December 2000 and February 2001, we leased our former facility located at Suite 303, 5250 Neil Road, Reno, Nevada from Dr. Gunnerman. The lease payment was $4,650.15 monthly, inclusive of insurance, taxes and utilities, and was based on comparable leases within the building. Between March 2001 and February 2004 we leased our former facility located at 1650 Meadow Wood Drive, Reno, Nevada, from Dr. Gunnerman. The lease payment was $6,500 monthly and we also paid the cost of building insurance and customary utility charges. This lease payment was based on per square foot lease rates of comparable buildings in the area. For the years ended 2000, 2001, 2002 and 2003, we paid rent of $11,828, $108,201 $78,315 and $71,500, respectively.

       On December 4, 2000, we issued 20,000,000 shares of our common stock in accordance with the terms of an Exchange Agreement dated December 4, 2000, between us and GRD, Inc., a company wholly owned by Rudolf W. Gunnerman, our founder, Chairman and CEO, and we received cash and equipment valued at $531,499 and the rights to the proprietary technology invented by Dr. Teh Fu Yen of the University of Southern California as the technology had been further developed by GRD, Inc. The 20,000,000 shares we issued in the connection with our recapitalization were issued as follows: 12,000,000 shares were issued to Dr. Gunnerman; 2,000,000 shares were issued to Kristina Gunnerman, the daughter of Dr. Gunnerman; 2,000,000 shares were issued to Peter Gunnerman, the son of Dr. Gunnerman; 2,000,000 shares were issued to Mark T. Cullen, our former CEO and a director; and 2,000,000 shares were issued to Alex Paior, a co-investor with Rudolf Gunnerman. Dr. Gunnerman directed the issuance of 2,000,000 shares to his son, Peter Gunnerman, and his daughter, Kristina Gunnerman, in consideration of the payment for each of them of $60,000. The 2,000,000 shares issued to Mark Cullen were issued for his agreement to serve as CEO of our company. The 2,000,000 shares issued to Alex Paior were issued in consideration of his prior funding of $45,000 which was paid directly to USC on account of the proprietary technology invented by Dr. Teh Fu Yen.

       On December 4, 2000, we granted an option to purchase 1,000,000 shares to Mark Cullen at an exercise price of $0.50 per share in consideration of his agreeing to serve as our CEO and as a director. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the fair market value of our stock was $3.25 per share. This option was exercised on May 24, 2001, and we issued to Mr. Cullen 1,000,000 shares of our common stock at $0.50 per share in consideration of an unsecured promissory note. These 1,000,000 shares have been returned to treasury and the unsecured promissory note has been canceled pursuant to the settlement of the lawsuit he instituted against us following his resignation.

       On December 4, 2000, we granted an option to purchase 1,000,000 shares of our common stock to Alexander Walker, Jr., then a director, at an exercise price of $0.50 per share. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the fair market value of our stock was $3.25 per share. The option was exercised on May 24, 2001 when Mr. Walker, Jr. paid the option price with an unsecured promissory note. On May 30, 2002, these 1,000,000 shares were returned to treasury and the unsecured promissory note cancelled.

       On December 4, 2000, we granted an option to purchase 100,000 shares of our common stock to Harry P. Holman, a director, at an option exercise price of $0.50 per share, in consideration of his agreeing to serve as a director. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the fair market value of our stock was $3.25 per share. On December 28, 2000, we granted an additional option to purchase 100,000 shares of our common stock to Mr. Holman at an option exercise price of $1.50 per share in consideration of the board of directors' determination that Mr. Holman had rendered services to us as a director which were not adequately compensated by the December 4, 2000 grant. On December 28, 2000, the fair market value of our common stock was $2.81 per share. The difference between the option price and the market price at the time of the option grant was intended as an element of Mr. Holman's compensation, based upon SulphCo's determination of the value of his services. Both of these options were later exercised through the execution of unsecured promissory notes on May 24, 2001. In August 2003, we cancelled and returned to treasury 196,870 shares held by Harry P. Holman, and in September 2003, we cancelled and returned to treasury an additional 3,130 shares, in exchange for the cancellation of the two promissory notes in the total principal sum of $200,000.

       From December 4, 2000, Mr. Cullen was employed by us as our CEO and a director until he resigned as CEO effective June 30, 2001 and as director effective August 8, 2001. From December 4, 2000 until his resignation effective June 30, 2001, Mr. Cullen received $81,187 as salary for services rendered as CEO. In 2003 we agreed to pay Mr. Cullen an additional $100,000 to settle a lawsuit he instituted against us following his resignation.

       On December 5, 2000, we agreed to sell 700,000 shares of our common stock to Rudolf Gunnerman at a price of $0.50 per share. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 5, 2000, the fair market value of our stock was $2.50 per share. The purchase price was represented by a promissory note dated December 5, 2000 bearing interest at 6% to be paid no later than April 15, 2001. A portion of the purchase price was paid in 2000 and the remainder was paid on or before February 14, 2001 when the stock certificate was issued.

       On December 5, 2000, we agreed to sell 120,000 shares of our common stock to Mark Cullen at a price of $0.50 per share. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 5, 2000, the fair market value of our stock was $2.50 per share. The purchase price was represented by a promissory note dated December 5, 2000 bearing interest at 6% to be paid no later than April 15, 2001. The purchase price was paid on or before February 14, 2001 when the stock certificate was issued.

       In early 2001 we agreed to sell 24,750 shares to Harry P. Holman for cash payments totaling $36,456, being the approximate fair market value of the shares as determined by us in December 2000, when we first proposed this transaction. We determined that $1.50 was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. The 24,750 shares were issued on April 11, 2001. On April 11, 2001, the market price of our shares was $6.50 per share.

       From May 2001 through December 2001 we advanced $1,360,685 to Dr. Gunnerman. The loan was payable on demand and carried interest at the prime rate on the date of the final advance, 8%. At December 31, 2001, Dr. Gunnerman owed a receivable of $1,345,299 to us after netting prior advances by Dr. Gunnerman to us of $100,000. The advances to Dr. Gunnerman were fully repaid by May 2002.

       On May 24, 2001, we issued 7,150,000 shares of our common stock to Dr. Gunnerman at $0.50 per share in consideration of an unsecured promissory note in the principal amount of $3,575,000, bearing interest at 7% and due June 1, 2003, upon exercise of the option granted on December 4, 2000. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the market price of our stock was $3.25 per share.

       On June 29, 2001, we issued 350,000 shares of our common stock to Dr. Gunnerman for cash at $0.50 per share upon exercise of the option for the 350,000 shares granted on December 4, 2000. The option exercise price was based on the closing bid price, $0.50 per share, for our stock on December 1, 2000. On December 4, 2000, the market price of our stock was $3.25 per share.

       On July 1, 2001, July 1, 2002, July 1, 2003 and July 1, 2004, we entered into Engagement Agreements with RWG, Inc., an affiliate of Dr. Gunnerman, providing for Dr. Gunnerman to render services to us as chairman of the Board and as chief executive officer. Each Engagement Agreement was for a term of one year, and provided for an annual fee to be paid to RWG, Inc. of $250,000, $300,000, $300,000 and $480,000, respectively, for the successive one year periods initially commencing on July 1, 2001, and ending June 30, 2005. Effective as of November 1, 2004, this amount has been reduced by mutual agreement to $30,000 per month until we receive substantial additional funds.

       On November 8, 2001, we issued 4,000,000 shares of our common stock to Dr. Gunnerman in consideration of his efforts as Chairman and CEO in connection with our desulfurization equipment delivered to IPLOM in Italy.. The fair market value of the shares on November 8, 2001 was $0.85 per share and the entire issuance was treated as payment of consulting fees.

       On March 25, 2002, we issued 6,000,000 shares of our common stock to Dr. Gunnerman valued at $0.50 per share as a bonus in consideration for extraordinary services provided to us, including his efforts as our CEO since July 2001, which we determined was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. On March 25, 2002, the market price of our shares was $0.53 per share.

       On March 25, 2002, we issued 3,000,000 shares of our common stock to Alexander H. Walker, Jr. valued at $0.50 per share in consideration of him introducing our company to a former consultant, Mark Neuhaus, a professional race car driver, who provided marketing services in the race car industry through advertising the SulphCo brand on professional race cars. We determined that $0.50 was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. On March 25, 2002, the market price of our shares was $0.53 per share.

       On March 25, 2002, we issued 1,000,000 shares of our common stock to Harry P. Holman valued at $0.50 per share in consideration of his efforts in investor relations by introducing us to various institutions and individuals, including RBC Dain Rauscher, Joe Cunningham, Mark Easterbrook, Bob Chappell, Merchants Group, Gene Anderson, Peninsula Investments, Hillbloom Investments, Byron James, Dan Webster, Halcyon Partners LLC, JasonJon Holdings LLC, David Broderick, Ken and Barbara Miller and Paul Holder. We determined that $0.50 was the approximate fair market value of our shares at such time in view of the restricted nature of the shares and fluctuating stock prices. On March 25, 2002, the market price of our shares was $0.53 per share.

       In May 2002 we borrowed $500,000 under a line of credit from Nevada State Bank, which loan was guaranteed by Dr. Gunnerman. The line of credit was repaid in May 2003.

       On February 27, 2002, we agreed to retain Alexander H. Walker, Jr. as counsel to our company for one year at a monthly retainer of $12,500 commencing March 1, 2002, and Mr. Walker agreed to represent us in all of our contract negotiations, review of its press releases, and prepare and file the various documents which are required by our company and the SEC. We paid Mr. Walker $10,298 in 2002.

       Commencing in October 2002, Dr. Gunnerman began advancing funds to us at an interest rate of 1% per annum, and at December 31, 2002 the total advanced funds were $170,000. Dr. Gunnerman continued to advance funds to us and, by February 28, 2003, had advanced a total of approximately $320,000. On February 28, 2003, Dr. Gunnerman made a loan with a principal balance of $1,920,000 which was used to fully repay the $500,000 line of credit with Nevada State Bank, to repay the approximately $320,000 of existing short term advances made by Dr. Gunnerman, and to pay our operating expenses, including salaries, rent expenses, litigation costs, and equipment purchase costs.

       At December 31, 2002, Dr. Gunnerman owed us $3,575,000 under a note subscription for the issuance of 7,150,000 shares of our common stock issued on May 24, 2001. Effective February 28, 2003, we agreed with Dr. Gunnerman that the $1,920,000 loaned by Dr. Gunnerman to us be used to repay a portion of Dr. Gunnerman's $3,575,000 subscription receivable. On May 13, 2003, Dr. Gunnerman paid the remaining $1,655,000 balance on his $3,575,000 subscription receivable. The interest on the $3,575,000 loan had been waived for the years ended 2001 and 2002. In view of the prepayment of the remaining cash balance prior to year end, the board of directors waived the interest accrued through the date of payment. As of June 30, 2003, the remaining portion of the original $3,575,000 subscription price had been fully paid by Dr. Gunnerman.

       In November 2003 Dr. Gunnerman provided us with an additional $500,000.00 in capital by purchasing 2,173,913 shares of our common stock for $500,000, or approximately $0.23 per share.

       On December 30, 2003, we issued a $500,000 promissory note to Dr. Gunnerman, of which $250,000 was advanced by Dr. Gunnerman on December 30, 2003 and the remaining $250,000 was advanced on March 22, 2004. The note is due on December 30, 2004 and required the payment to Dr. Gunnerman, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Dr. Gunnerman valued at $0.37 per share, or $74,000, as interest in lieu of a cash interest payment for a loan of $500,000 which has been wholly funded in cash.

       In April 2004 Dr. Gunnerman furnished a commitment to fund up to an additional $2,000,000 in loans to us, of which $200,000 was advanced to us as of May 2004. In June 2004 the commitment was superseded by the funding under the June 3, 2004 and June 15, 2004 private placements. Accordingly, the $200,000 advanced by Dr. Gunnerman was repaid by us in June 2004.

       All share issuances and option exercise prices described in this section were equal to fair market value of our common stock on the date the share or option issuances, as the case may be, and were approved by our board of directors, except as otherwise specifically noted. All of the transactions described in this section, although involving related parties, are believed to be on terms no more favorable than could have been obtained from an independent third party.

       Other Related Party Transactions

       Following is a description of material transactions during the past two years between us and our directors, executive officers, or members of their immediate family.

       On December 28, 2000, we had created a pool of options and we then granted Erika Hermann an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Erika Hermann exercised her option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. This promissory note was cancelled and the shares of stock were returned on September 30, 2002. In November 2002 we granted another stock option to Erika Herrmann to acquire 100,000 our shares at $0.10 per share when the fair market value of our shares was $0.31 per share. We determined to issue this option in recognition of Erika Herrmann continuing interest in financially supporting our company. In November 2002 Erika Herrmann exercised her option for the entire 100,000 share option and paid the option price of $0.10 per share.

       Commencing July 2001, we paid Loren Kalmen, a director since June 2003, $3,000 per month to consult with us on federal and state tax issues. This amount was decreased to $1,500 per month commencing July 2003.

       In October 2002 we employed Kristina Ligon-Gunnerman, the daughter of Dr. Gunnerman, at an annual rate of $120,000, which was increased to $156,000 annually commencing in June 2004. She is currently assistant secretary of our company.

       On December 18, 2002, we issued 100,000 shares to Loren Kalmen for $0.10 per share, in part upon payment of an unsecured promissory note and in part in consideration of additional tax accounting services to be rendered to us. On December 28, 2000, we had created a pool of options and we then granted Loren Kalmen an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Loren Kalmen exercised his option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. This promissory note was cancelled and the shares of stock were returned on September 30, 2002. In November 2002 we granted another stock option to Loren Kalmen to acquire 50,000 of our shares at $0.10 per share when the fair market value of our shares was $0.31 per share. We determined to issue this option in consideration of Loren Kalmen providing continuing services to our Company. In December 2002 Loren Kalmen exercised his option for the entire 50,000 share option and paid the option price of $0.10 per share.

       On January 13, 2003, we issued 50,000 shares of common stock to Kirk S. Schumacher, currently a director and our president, in consideration of cash payment of $0.33 per share, upon exercise of an option granted on December 23, 2003 at $0.33 per share.

       On February 17, 2003 we entered into an Executive Employment Agreement with our president, Kirk S. Schumacher. The agreement continues through February 17, 2008 and provides for an initial signing bonus of $100,000, which was paid February 2003, an annual base salary of $300,000, and incentive compensation commencing in 2004. The agreement included a grant of stock options for 1,000,000 shares of our common stock at an exercise price of $.55 per share, expiring February 14, 2006. On June 30, 2004, Mr. Schumacher exercised 200,000 of these options and paid the full option price to us.

       On February 17, 2003, we agreed to issue 50,000 shares to Kirk S. Schumacher in consideration of his agreement to serve as a director effective on that date based upon SulphCo's determination of the value of such services.

       On May 8, 2003, we issued 50,000 shares of common stock to Loren Kalmen in consideration of his agreement to serve as a director effective June 2003 based upon SulphCo's determination of the value of such services.

       On December 30, 2003, we issued a $500,000 promissory note to Erika Herrmann, of which $250,000 was advanced by Ms. Herrmann on December 30, 2003 through retirement of an existing promissory note in the principal amount of $250,000 and the remaining $250,000 was advanced in cash on April 28, 2004. The note is due on December 30, 2004 and required the payment to Ms. Herrmann, in lieu of interest, of 500,000 shares of our common stock. On January 5, 2004, we issued 500,000 shares to Ms. Herrmann valued at $0.37 per share, or $74,000, as interest in lieu of a cash interest payment for the $500,000.

       All share issuances and option exercise prices described in this section were equal to fair market value of our common stock on the date the share or option issuances, as the case may be, and were approved by our board of directors, except as otherwise specifically noted. All of the transactions described in this section, although involving related parties, are believed to be on terms no more favorable than could have been obtained from an independent third party.

Option Grants in the Last Fiscal Year

       The following table sets forth certain information at December 31, 2003, and for the year then ended, with respect to stock options granted to the individuals named in the Summary Compensation Table above. No options have been granted at an option price below the fair market value of the common stock on the date of grant.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

% of Total
Options/
	Number of	SARs			Potential Realized Value at
	Securities	Granted to			Assumed Annual Rates of
	Underlying	Employees	Exercise or		Stock Price Appreciation
	Options/SARs	In Fiscal	Base		for Option Term at 5%
Name	Granted(#)	Year	Price($/Sh)	Expiration Date	and 10% Respectively
Rudolf W. Gunnerman	--	--	--	--	--	--
Kirk S. Schumacher	1,000,000	91%	0.55	February 2006	--	--

       The following table summarizes certain information regarding the number and value of all options to purchase common stock of SulphCo, Inc. held by the individuals named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Value of
			Number of Securities	Unexercised
			Underlying	In-the-Money
			Unexercised	Options/SARs
	Shares		Options/SARs At	At Fiscal Year
	Acquired		Fiscal Year End	End($)*
	On	Value	Exercisable/	Exercisable/
Name	Exercise	Realized ($)	Unexercisable	Unexercisable
Rudolf W. Gunnerman	--	--	--		--	--
Kirk S. Schumacher	--	--	1,000,000	0	--	--

(*) Based on the closing price of our common stock on the last trading day of the fiscal year ended December 31, 2003.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

       Our common stock is quoted on the Nasd, Inc. OTC Bulletin Board under the symbol "SLPH." The following table sets forth the range of high and low bid prices for our common stock for each of the quarterly periods indicated as reported by the Research Department of the Nasdaq Stock Market, Inc. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal 2004:
First Quarter	$2.55	$0.60
Second Quarter	$3.19	$0.76
Third Quarter	$4.36	$1.45

Fiscal 2003:
First Quarter	$0.70	$0.30
Second Quarter	$0.40	$0.26
Third Quarter	$0.56	$0.21
Fourth Quarter	$0.65	$0.00

Fiscal 2002:
First Quarter	$0.73	$0.40
Second Quarter	$0.53	$0.18
Third Quarter	$0.39	$0.14
Fourth Quarter	$0.39	$0.19

       There were approximately 310 holders of record of our common stock as of November 5, 2004. This number does not include stockholders whose shares were held in a "nominee" or "street" name.

Dividends

       We do not anticipate paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, to finance the growth and development of our business and to dividend amounts in excess of that required for the future growth and development of our business.

Securities Authorized Under Equity Compensation Plans

       The following table sets forth information as of December 31, 2003, regarding securities authorized for issuance under our equity compensation plans:

Equity Compensation Plan Information

Number of securities
remaining available for
	Numberof securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	Plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)
Equity compensation plans not approved by security holders(2)	1,100,000	$0.53	(3)

_________________

       (1) As of December 31, 2003, we did not maintain equity compensation plans that our stockholders have approved.

       (2) Represents grants to officers and directors pursuant to individual compensation plans.

       (3) Future grants are within the discretion of our board of directors and, therefore, cannot be determined at this time.

Indemnification of Directors, Officers and Controlling Persons

       Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

       Article VI of our Amended and Restated By-Laws provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Our Amended and Restated By-Laws also permit us to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act of 1933.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

       The following table presents certain information as of November 10, 2004, regarding the beneficial ownership of our common stock by (i) each of our directors and executive officers individually, (ii) all persons known by us to be beneficial owners of five percent or more of our common stock, and (iii) all of our directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares. The mailing address of the beneficial owners is 850 Spice Islands Drive, Sparks, NV 89431.

		Percent
	Number of Shares	Beneficially
Name (1)	Beneficially Owned (1)	Owned(1)

Directors and Officers:

Rudolf W. Gunnerman (2)....................	33,003,063	59%
Harry P. Holman ..........................	1,004,425	2%
Kirk S. Schumacher (3) ..................	1,086,500	2%
Michael A. Abend ..................................	0	*
Loren J. Kalmen ..........................	97,000	*
All Executive Officers and Directors as a Group (5 persons) (4) .................	35,190,988	63%

_______________
*      Denotes less than 1%

(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of November 10, 2004, are included in the Table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Includes 32,207,063 shares owned by Mr. Gunnerman in joint tenancy with his wife, Doris Gunnerman, with whom he shares voting and investment power.
(3)	Includes 800,000 shares which may be acquired upon exercise of options.
(4)	Includes 800,000 shares which may be acquired upon exercise of options.

DESCRIPTION OF SECURITIES

       Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

       As of November 10, 2004, there were 56,129,385 shares of common stock outstanding.

       Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, our certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of our company, after payment of all debts and liabilities of our company and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

       Our company, by resolution of the board of directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company. There are no shares of preferred stock outstanding, and we currently have no plans to issue any shares of preferred stock.

Warrants and Additional Investment Rights

       For information regarding warrants and additional investment rights issued or to be issued in connection with the June 2004 private placements see "Selling Security Holders" appearing elsewhere in this prospectus.

Transfer Agent and Registrar

       The transfer agent and registrar for our common stock is Integrity Stock Transfer.

Anti-Takeover Effects of Provisions of Nevada State Law

       We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

       The law focuses on the acquisition of a "controlling interest," which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

       The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

       If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

       Nevada's control share law may have the effect of discouraging takeovers of our company.

       In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

       The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

CHANGES IN ACCOUNTANTS

       On May 14, 2004, we dismissed Forbush and Associates as our principal auditor, effective as of such date. On May 14, 2004, we appointed Mark Bailey & Company, Ltd. as our principal auditor, effective as of such date. The dismissal of Forbush and Associates and the appointment of Mark Bailey & Company, Ltd. was approved by our audit committee and board of directors.

       The reports of Forbush and Associates on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports of Forbush and Associates for each of the past two fiscal years was qualified as to uncertainty of the ability of SulphCo to continue as a going concern. SulphCo authorized Forbush and Associates to respond fully to questions of its successor independent auditors.

       There were no disagreements with Forbush and Associates for the past two fiscal years and the subsequent interim periods through the date of dismissal, on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which if not resolved to the satisfaction of Forbush and Associates, would have caused Forbush and Associates to make reference to the matter in their report.

       We did not consult with Mark Bailey & Company, Ltd. prior to its engagement by us regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on our financial statements.

LEGAL MATTERS

       The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Guzik & Associates, Los Angeles, California. As of the date of this prospectus, Samuel S. Guzik, a principal in this firm, beneficially owned 273,750 shares of our common stock (including 198,750 shares which Mr. Guzik may acquire upon exercise of rights and warrants), all of which securities were acquired by Mr. Guzik in the June 2004 placements on the same terms and conditions as the other investors in such placements and, accordingly, are registered for resale by Mr. Guzik in the registration statement of which this prospectus is a part.

EXPERTS

       The financial statements as of December 31, 2003 and December 31, 2002, included in this prospectus have been so included in reliance on the report of Mark Bailey & Company, Ltd., independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission relating to the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement, exhibits, and schedules.

       We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read a copy of any document we file without charge at the public reference facility maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from that facility upon payment of the prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. We maintain our corporate website at www.sulphco.com.

SULPHCO, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE YEARS ENDED
DECEMBER 31, 2003

AND

DECEMBER 31, 2002

WITH
AUDIT REPORT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

1

MARK BAILEY & CO. LTD.

Certified Public Accountants
Management Consultants

Office Address: 1495 Ridgeview Drive, Ste. 200 Reno, Nevada 89509-6634	Phone: 775/332.4200 Fax: 775/332.4210	Mailing Address: P.O. Box 6060 Reno, Nevada 89513

Independent Auditors' Report

June 17, 2004

Board of Directors
Sulphco, Inc.

We have audited the accompanying balance sheet of Sulphco, Inc., (a company in the development stage) as of December 31, 2003, and the related statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of SulphCo, Inc. from inception to December 31, 2001 were audited by other auditors whose reported dated May 13, 2002, expressed an unqualified opinion, including an explanatory paragraph regarding a going concern on those statements.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The statements of operations, changes in shareholders' deficit, and statements of cash flows of the Company from inception to December 31, 2001 were audited by other independent accountants whose report dated May 13, 2002 expressed an unqualified opinion on those statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sulphco, Inc., (a company in the development stage), as of December 31, 2003, and the results of its operations and its cash flows from inception and for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States.

Mark Bailey & Company, Ltd.
Reno, Nevada

Daniel J. Forbush
Certified Public Accountant

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
  And Shareholders of
  SulphCo, Inc.

I have audited the balance sheet of SulphCo, Inc. (A Development Stage Company) as of December 31, 2001 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. For the comparative statements I relied upon the predecessor auditor's report issued June 13, 2001 for the year ended December 31, 2000 and the period from inception to December 31, 1999, on which an unqualified opinion was given. Some reclassifications of prior year items were entered to facilitate comparisons. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on the financial statements based on my audit.

I have conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SulphCo, Inc. (A Development Stage Company) as of December 31, 2001 and the related statements of operations, stockholders' equity, and cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been presented assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered losses from operations and has yet to make a sale of the process, which raises doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Reno, Nevada
May 13, 2002

SULPHCO, INC.
(A Company in the Development Stage)
BALANCE SHEET
December 31, 2003

ASSETS
2003
Current Assets
Cash	$735,733
Accounts receivable	231
Spare parts inventory	101,606
Prepaid expenses	10,973

Total current assets	848,543

Fixed Assets
Property and equipment (net of accumulated depreciation of $525,842)	222,515
Desulphurization unit	427,630

Total fixed assets	650,145

Other Assets
Deferred tax asset (net of valuation allowance of $6,130,948)	-
Deposits	36,822

Total other assets	36,822

Total assets	$1,535,510

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$49,638
Accrued expenses	80,376
Settlement liability	13,636
Related party notes payable	750,000

Total current liabilities	893,650

Commitments and Contingencies

Stockholders' Equity
Common stock, $.001 par value, 100,000,000 shares authorized
49,670,083 shares issued and outstanding	49,670
Additional paid-in-capital	19,432,489
Stock issued for prepaid expense	(296,000)
Stock subscriptions receivable	(812,000)
Common stock subscribed	1,050
Deficit accumulated during the development stage	(17,733,349)

Total stockholders' equity	641,860

Total liabilities and stockholders' equity	$1,535,510

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF OPERATIONS
From Inception and for the Years Ended December 31, 2003 and 2002

		For the Years Ended
	Inception	December 31,	December 31,
	to date	2003	2002

Revenue
Sales	$ 42,967	$ -	$ 42,967
Interest income	39,309	-	5,213

Total revenue	82,276	-	48,180

Expenses

Salary and wage expense	(7,490,408)	(781,023)	(642,448)
Director fees	(195,500)	(39,500)	(13,500)
General and administrative expenses	(8,064,855)	(1,290,777)	(5,133,875)
Research and development expenses	(1,231,493)	(518,810)	(324,192)
Loss on disposal of investment	(221,711)	(221,711)	-
Depreciation expense	(565,647)	(191,043)	(160,530)

Total expenses	(17,769,614)	(3,042,864)	(6,274,545)

Loss from operations	(17,687,338)	(3,042,864)	(6,226,365)

Interest expense	(46,011)	(26,489)	(16,912)

Loss before income taxes	(17,733,349)	(3,069,353)	(6,243,277)

Provision for income taxes	-	-	-

Net loss	$ (17,733,349)	$ (3,069,353)	(6,243,277)

Loss per share - basic and dilutited	$ (0.57)	$ (0.06)	(0.15)

Weighted average shares outstanding - basic and diluted	31,321,421	47,635,663	43,775,337

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
A Company in the Development State)
STATEMENTS OF CHANGES IN STOCK HOLDERS' EQUITY
From Inception and For the Years Ended December 31, 2003 and 2002

			Additional		Stock issued	Common	Stock
	Common Stock		Paid-in	Accumulated	for prepaid	Stock	Subscriptions	Total
	Shares	Amount	Capital	Deficit	interest	Subscribed	Receivable	Equity
Balance, January 13, 1999

Stock issued for cash at $167 per share	1,000	$ 1	$ 166,999					$ 167,000

Restate from recapitalization of GRD, Inc.	19,999,000	19,999	(19,999)	-			-	-

Net loss				(128,802)				(128,802)

Balance at December 31, 1999	20,000,000	20,000	147,000	(128,802)		-	-	38,198

Contributions from stockholders
in December 2000
Cash			169,168					169,168
Equipment			362,331					362,331

Acquisition of Filmworld, Inc.	1,200,000	1,200	(251,200)					(250,000)

Stock issued for cash and subscription
receivable at $0.50 per share	820,000	820	409,180				(208,500)	201,500

Stock options issued at $.50 per share
in December 2000			919,401					919,401

Stock options issued at $1.50 per share
in December 2000			94,799					94,799

Net loss				(1,364,393)				(1,364,393)

Balance at December 31, 2000	22,020,000	22,020	1,850,679	(1,493,195)		-	(208,500)	171,004

Stock issued for intangible assets at $4.25
per share in January 2001	292,800	293	1,244,107					1,244,400

Stock issued for intangible assets at $2.85
per share in February 2001	400,000	400	1,139,600					1,140,000

Stock sold to a related party at $1.47
per share February 2001	24,750	25	36,431					36,456

Stock issued for marketing services
at $2.86 per share April 2001	200,000	200	571,800					572,000

Issuance of options to related parties for
Services in June 2001			773,931					773,931

Stock issued in exchange for notes payable
at $0.50 per share in June 2001	9,556,000	9,556	4,768,444				(4,778,000)	-

Stock issued in exchange for notes payable
at $1.50 per share in June 2001	425,000	425	637,075				(637,500)	-
								-
Stock sold for cash at $2.94 per share
in June 2001	100,000	100	293,900					294,000

Stock issued for a note receivable at $1.41
per share in June 2001	200,000	200	281,800				(282,000)	-

Stock issued to a related party for cash at
$0.50 per share in June 2001	350,000	350	174,650					175,000

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
A Company in the Development State)
STATEMENTS OF CHANGES IN STOCK HOLDERS' EQUITY
From Inception and For the Years Ended December 31, 2003 and 2002

Cash received for subscription
in July 2001							282,000	282,000

Cash received for subscriptions
in August 2001							340,000	340,000

Shares issued for subscription receivable
of $2,000,000 in September 2001	2,758,620	2,759	1,997,241				(2,000,000)	-

Shares issued to a related party for
consulting fees at $0.85 per share
in November 2001	4,000,000	4,000	3,396,000					3,400,000

Shares returned in November 2001	(300,000)	(300)	(1,558,147)				784,500	(773,947)

Cash received for subscriptions							200,000	200,000

Shares returned in December 2001	(100,000)	(100)	(59,900)				50,000	(10,000)

Stock options issued at a weighted
average issue price of $0.75 per share
in October 2001			89,020					89,020

Net loss				(6,927,524)				(6,927,524)

Balance at December 31, 2001	39,927,170	39,927	15,636,632	(8,420,719)	-	-	(6,249,500)	1,006,340

Stock issued for related party services
at $0.50 per share in March 2002	10,000,000	10,000	4,990,000					5,000,000

Shares returned in May 2002	(1,000,000)	(1,000)	(599,000)				500,000	(100,000)

Shares returned in June 2002	(100,000)	(100)	(81,900)				72,000	(10,000)

Shares returned in July 2002	(25,000)	(25)	(44,725)				37,500	(7,250)

Payment on stock subscription received
in July 2002							515,500	515,500

Shares returned in July 2002	(1,000,000)	(1,000)	(599,000)				500,000	(100,000)

Stock issued for services at $0.10 per
share in September 2002	50,000	50	4,950					5,000

Shares returned in September 2002	(431,000)	(431)	(535,919)				-	(536,350)

Shares issued for services at $0.27 per
share in October 2002	50,000	50	13,450					13,500

Stock Options issued in November 2002
for $0.10 per share			31,500					31,500

Shares issued to a related party for cash at
$0.10 per share in November 2002	100,000	100	9,900					10,000

Shares issued to a related party for cash at
$0.10 per share in December 2002	50,000	50	4,950					5,000

Net loss				(6,243,277)				(6,243,277)

Balance at December 31, 2002	47,621,170	47,621	18,830,838	(14,663,996)		-	(4,624,500)	(410,037)

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
A Company in the Development State)
STATEMENTS OF CHANGES IN STOCK HOLDERS' EQUITY
From Inception and For the Years Ended December 31, 2003 and 2002

Stock subscribed for services at $0.42 per
share in February 2003			20,950			50		21,000

Payment on stock subscription
received in February 2003							3,575,000	3,575,000

Shares issued to a related party for cash at
$0.33 per share in March 2003	50,000	50	16,450					16,500

Stock issued for services at $0.32 per
share in June 2003	50,000	50	15,950					16,000

Shares returned in August 2003	(196,870)	(197)	(196,678)				196,875	-

Shares returned in September 2003	(3,130)	(3)	(3,322)				3,325	-

Shares issued to a related party for cash at
$0.23 per share in November 2003	2,173,913	2,174	497,826					500,000

Shares returned in December 2003	(25,000)	(25)	(44,525)				37,300	(7,250)

Stock subscribed for prepaid interest
at $0.296 per share in December 2003			295,000		(296,000)	1,000		-

Net loss				(3,069,353)				(3,069,353)

Balance at December 31, 2003	49,670,083	$ 49,670	$ 19,432,489	$ (17,733,349)	$ (296,000)	$ 1,050	$ (812,000)	$ 641,860

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
STATEMENTS OF CASH FLOWS
From Inception and for the Years Ended December 31, 2003 and 2002

	Inception
	to Date	2003	2002
Cash Flows from Operating Activities
Net loss	$ (17,733,349)	$ (3,069,353)	$ (6,243,277)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense	565,647	191,043	160,530
Shares issued for services	5,309,818	16,000	4,714,650
Shares subscribed for services	21,000	21,000	-
Loss on disposal of subsidiary	220,086	-	220,086
Increase in accounts receivable	(231)	(231)	-
Increase in spare parts inventory	(101,606)	(101,606)	-
Decrease in related party receivable	1,359,185	-	1,360,685
Increase in work in progress	(583,470)	-	(583,470)
(Increase) decrease in prepaid expenses	(9,472)	211	40,947
Increase (decrease) in accounts payable	26,254	(103,800)	63,513
Increase in accrued liabilities	103,758	4,644	53,149
Increase (decrease) in legal settlement	13,636	(86,364)	100,000

Net cash used in operating activities	(10,808,744)	(3,128,456)	(113,187)

Cash Flows from Investing Activities
Purchase of capital assets	(254,147)	(55,143)	(40,591)
Investment in subsidiary	(220,086)	-	-
Payment of deposits	(36,822)	(15,742)	(21,080)
Development of intangible assets	(15,843)	-	-

Net cash used in investing activities	(526,898)	(70,885)	(61,671)

Cash Flows from Financing Activities
Proceeds from issuance of stock	6,890,200	516,500	20,000
Proceeds from (return of) stock subscriptions	4,240,887	1,655,000	(484,500)
Proceeds from issuance of related party notes payable	3,500,000	2,250,000	420,000
Proceeds from issuance of line of credit	750,000	-	750,000
Return of capital	(118,427)	-	(440,500)
Payments on contracts payable	(250,000)	-	-
Principal payments on line of credit	(750,000)	(500,000)	(250,000)
Principal payments on advance from related party	(2,191,285)	-	-

Net cash provided by financing activities	12,071,375	3,921,500	15,000

Net increase (decrease) in cash and cash equivalents	735,733	722,159	(159,858)

Cash and cash equivalents at inception,
December 31, 2002 and 2001	-	13,574	173,432

Cash and cash equivalents at December 31, 2003 and 2002	$ 735,733	$ 735,733	$ 13,574

Supplemental Information and Noncash Transactions
During the years ended December 31, 2003, and 2002, $27,950 and $16,869 were paid for interest, respectively, and no amounts were paid for income taxes

In December 2003 one million common shares were subscribed at $0.296 per share for prepaid interest of $296,000.

In February 2003 a stock subscription of $3,575,000 was paid with $1,655,000 in cash and the relief of notes payable of $1,920,000.

In 2002 notes payable of $1,000,000 were relieved with the decrease of $1,000,000 in subscriptions payable.

The Accompanying Notes are an Integral Part of the Financial Statements

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

1.        Organization and Significant Accounting Policies

Sulphco, Inc. (the Company), formerly Film World, Inc., was originally organized under the laws of the State of Nevada on December 23, 1986 under the name Hair Life Inc. The Company became inactive during 1987 and remained inactive until September 1994. In September 1994, through a reverse acquisition agreement, the Patterson Group became a wholly owned subsidiary of Hair Life, Inc. Operations were conducted via two subsidiaries until 1998, at which time all operations were discontinued and the Company remained dormant until July 1999.

In July 1999 the Company acquired film rights and changed the corporate name to Film World, Inc. In December 2000 the Company discontinued its film operations and distributed all assets and liabilities related to that business to certain shareholders in exchange for their stock.

In December 2000, the Company entered into an exchange agreement with GRD, Inc. (DBA Sulphco) and issued 1,200,000 shares in exchange for all of the outstanding shares of GRD, Inc. Since the shareholders of GRD, Inc. continue to control the Company, the merger was accounted for as a reverse acquisition of Film World, Inc., and the name was changed to SulphCo, Inc.

          Business

The Company is still considered a developmental stage company in 2003, as defined by Statement of Financial Accounting Standards (SFAS) No. 7. The Company is engaged in the business of developing and marketing equipment and a process for removing sulfur from petroleum.

          Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's products and services are characterized by competition, rapid technological development, regulatory changes, and new product introductions, all of which may impact the future value of the Company's assets.

          Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with maturities of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2003 and 2002.

          Deposit

The Company paid a deposit for its leased premises. The deposit is refundable at the end of the lease.

          Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. In accordance with FASB 144, the Company reviews its long-lived assets for impairment. Whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recovered through undiscounted future cash flows, such loss is recognized in the statement of operations. During the year ended December 31, 2003, the Company abandoned an investment with a cost of $221,711 (See Note 2).

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

The cost of property, plant, and equipment is depreciated over the remaining estimated useful lives of the assets. Leasehold improvements are depreciated over the lesser of the terms of the lease or the estimated useful lives of the assets. Depreciation is computed on the straight line method for both financial reporting and income tax purposes. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on the sale of property and equipment are reflected in the statement of operations.

The following is a summary of property, plant, and equipment - at cost, less accumulated depreciation and the estimated useful lives:

	2003	Estimated lives
Equipment	$585,984	3 years
Computers	67,367	3 years
Office furniture	44,669	5 to 7 years
Leasehold improvements	50,337	3 years
	748,357
Less: Accumulated depreciation	(525,842)
Total	$222,515

The Company has an uncommissioned desulphurization unit. This unit consists of a trailer containing equipment to be used to remove sulfur from crude oil. The Company incurred $65,872 in costs during the year ended December 31, 2003 and $321,167 in costs and accrued $40,591 in sales taxes on this unit during the year ended December 31, 2002 for a total cost of $427,630. The unit was classified as property, plant and equipment because the Company intended to own the unit and receive a rental payment for it. In 2003 management determined that the unit may be sold, so $427,630 was reclassified to fixed assets from construction-in-progress as of December 31, 2003 and the sales tax accrual was removed from the accounts of the Company. As parts to the unit are upgraded or replaced, the Company adjusts the cost accordingly.

          Research and Development

The Company expenses research and development as incurred.

          Income Taxes

The Company provides for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

Deferred income tax assets and liabilities are recorded to reflect the tax consequences in future years of temporary differences between revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Loss Per Share

The computation of basic and diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the common stock equivalents. Common stock equivalents are not included in the diluted loss per share calculation when their effect is antidilutive.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

          Revenue Recognition

In 2000 the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." Pursuant to SAB No. 101 and the relevant generally accepted accounting principles, the Company will recognize revenue upon the passage of title, ownership and the risk of loss to the customer. During the period ended December 31, 2003, there was no revenue. In 2002 the Company was awarded a contract from the U. S. navy for research relating to the desulphurization process. Revenue was recognized on the contract at its completion. The Company plans to collect royalties from licensing and the deployment of their desulphurization units.

          New Accounting Pronouncements

In April 2003 the Financial Accounting Standards Board (FASB) issued SFAS 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement, which amends and clarifies existing accounting pronouncements, addresses financial accounting and reporting for derivative or other hybrid instruments. This Statement requires that contracts with comparable characteristics be accounted for similarly. It is effective for contracts entered into or modified after September 30, 2003. The Company does not expect the adoption of SFAS 149 to have any impact on the financial statements.

In May 2003 the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which is effective at the beginning of the first interim period beginning after March 15, 2003. This statement establishes standards for the Company's classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company believes the adoption of SFAS 150 will have no effect on the Company's financial position or results of operations.

In December 2003 the FASB issued SFAS 132R, "Employers' Disclosures about Pensions and Other Postretirement Benefits-an amendment of SFAS 87, 88, and 106". This Statement revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by SFAS 87, "Employers' Accounting for Pensions", SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits", and SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". This Statement retains the disclosure requirements contained in SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information is required to be provided separately for pension plans and for other postretirement benefit plans. The Company has no Pension or Other Postretirement Benefits.

2.        Investment in Subsidiary

On November 1, 2001, the Company formed a joint venture to implement its desulphurization process throughout Europe. To initiate the program, the company granted an Exclusive Technology License to Innovative Clean Technologies S.A., a Luxembourg corporation and wholly owned subsidiary of Eliop International. Eliop International is a Luxembourg corporation that was owned 50.5% by the Company. These corporations are managed by Mr. Luigi Profumo, who controls Eliop Sr.1., a major petroleum refinery in Genoa, Italy. This investment was valued in 2001 based on the net book value of equipment provided to the refinery in Italy under the licensing agreement with Innovative Clean Technologies S.A. (ICT). ICT has not fulfilled the requirements of its license in that it has not submitted the monthly reports along with the royalty payments envisioned in the agreement.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

The joint venture agreement was cancelled as of August 5, 2002. As of this date, ICT had no authority to represent the Company and was demanded to immediately return the Company's equipment valued at $221,771 contributed to this venture. The Company believed that it would obtain the return of the assets. As of the report date, after numerous attempts to obtain the assets during the year ended December 31, 2003, it has been determined that the Company will not receive their equipment back from ICT. The Company has written off the investment.

3.        Line of Credit

In 2002 the Company negotiated a $500,000 revolving line of credit with Nevada State Bank at an interest rate of prime (4.25 percent), with the Chairman and CEO of the Company as the guarantor. The funds assisted the Company in meeting short-term cash flow requirements. The line of credit expired on May 24, 2003.

At December 31, 2003 and 2002, the Company owed $-0- and $500,000, respectively, to Nevada State Bank under the line of credit agreement.

4.        Notes Payable

The Company's notes payable consist of the following as of December 31, 2003:
The $250,000 note due to a related party has an interest rate of 9.6 percent, and requires monthly interest payments of $2,000. This note matures on March 1, 2004. Any unpaid accrued interest will be due with the principal when the note matures. In 2003 the Company paid $24,000 of interest on the note. The principal amount of $250,000 was still outstanding at December 31, 2003. (See Note 7).

On December 30, 2003, under the Board's approval, the Company issued a $500,000 note to the Chairman and CEO and a $500,000 note to a related party. From each of these notes, $250,000 was obtained before year end. The balance of $250,000 for each note will be obtained when the Company needs it. Each note required 500,000 shares of the Company's common stock, in lieu of interest payment, to be delivered to the note holder by January 15, 2004. The notes are due on demand. In January 2004 the Company issued 500,000 shares to the Chairman and CEO and 500,000 shares to the related party. (See Note 7)

5.        Operating Lease

In March 2003 the Company entered into a lease agreement on its new location in Sparks, Nevada. In February 2004 the Company extended its lease term for one additional year to March 3, 2005. (See Note 13)

Following is a schedule of payments required under the rental lease agreement with Dermody Industrial Group:

2004	$ 443,068
2005	73,845
2006	-0-
2007	-0-
2008	-0-
After 2008	-0-
Total minimum lease payments	$ 516,913

In 2003 the Company was also obligated for the lease of another property from the Chairman and CEO under a non-cancelable lease agreement. The lease required that the Company make lease payments until either the lease term expired in February 2004 or the property was sold. The property sold in November 2003.

The Company paid $427,138 and $78,315 for rent expense in 2003 and 2002, respectively.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

6.        Contingent Liabilities

The Company is currently the subject of an SEC investigation. The SEC alleges violations of Sections 5(a), 5(c) and 17(a) of the Securities Act of 1934 and Section 10(b) of the Securities Act of 1934 and Rule 10b-5 thereunder . The Company has retained council and has responded to the inquiry and is awaiting response from the SEC. The outcome of the action is not determinable at this time. Any such action could have a material adverse effect on the Company.

In November 2001 a former employee brought a complaint against the Company, claiming that an employment agreement between the Company and the former employee had been breached. A settlement was reached in February 2003. The former employee received the 2 million shares that were previously cancelled when his employment ended with the Company. The Company was also required to pay $100,000 to the former employee on an installment basis. As of December 31, 2003, the Company owes $13,636.

Financial instruments which potentially subject the Company to concentrations of credit risk consist mainly of cash equivalents. The Company maintains amounts on deposit with financial institutions which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

7.        Related Party Transactions

In December 2001 the Chairman and CEO of the Company borrowed $1,360,685 from the Company. The notes were payable upon demand and carried interest at the prime rate on the date of each note. At December 31, 2000, the Company had advances from the Chairman payable on demand with no interest in the amount of $100,000. The Chairman used the advances to offset the receivable and repaid the remaining receivable during 2002.

In May 2002 the Company borrowed $500,000 under a line of credit at 4.23% from Nevada State Bank naming the Chairman as the guarantor of the loan. The line of credit matured in May 2003. (See Note 3).

In August 2002 the Company issued a note to a related party at an interest rate of 9.6%. The note is due in March 2004. For the year ended 2003 the Company paid a total of $24,000 in interest and the balance of the note was $250,000 at December 31, 2003. (See Note 4).

In 2003 the Company leased property from the Chairman and CEO under a non-cancelable lease agreement. The rent paid to the Chairman in 2003 and 2002 was $71,500 and 78,315, respectively.

In December 2003 the Company borrowed $250,000 from the CEO and Chairman. (See Note 4).

In November 2003 the Company issued 2,173,913 shares of the Company stock at $0.23 per share to the Chairman and CEO for $500,000. (See Note 8).

In June 2003 the Company issued 50,000 shares at $0.32 per share for the services of a Director valued at $16,000. (See Note 8).

In March 2003 the Company issued 50,000 shares at $0.33 per share to a director for cash of $16,500. (See Note 8).

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

In February 2003 the Company subscribed 50,000 shares of common stock to a director at $0.42 per share for director services of $21,000. These shares were issued in March 2004. (See Note 13).

The CEO was paid consulting fees of $300,000 and $250,000 in 2003 and 2002, respectively, under an employment contract. The agreement is set to terminate on July 1, 2004.

In December 2003 the Company issued a $500,000 note to a related party. Upon signing the note, $250,000 of the principal was obtained, with the balance of $250,000 to be obtained upon demand by the Company. (See Note 4). In January 2004 the Company issued 500,000 shares to the related party in lieu of interest on this note. (See Note 13)

8.        Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of holders of common stock. The holders of common stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast, and, except as otherwise required by law, the certificate of incorporation or bylaws, all other matters are determined by a majority of the votes cast. The common stock has no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of legally available funds, subject to any preferential dividend rights of outstanding preferred stock. Upon any liquidation, dissolution or winding up of the Company, after payment of all debts and liabilities, and after payment of any liquidation preferences of then outstanding preferred stock, the holders of common stock will be entitled to receive a portion of all remaining assets that are legally available for distribution. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which may be designated and issued in the future.

The Company has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including dividend rights, dividend rates, conversion rights and terms, redemption rights and terms, and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control. There are no shares of preferred stock outstanding, and the Company currently have no plans to issue any shares of preferred stock.

In December 2003 one million common shares were subscribed for prepaid interest of $296,000 on related party notes. Also in December 25,000 shares of common stock were returned to the Company to cancel a subscription receivable of $37,300.

In November 2003 the Company issued 2,173,913 shares of the Company stock at $0.23 per share to the Chairman and CEO for $500,000.

In August 2003 196,870 shares were returned to the Company to cancel part of a subscription receivable of $200,000. In September 2003 3,130 shares were returned to the Company to cancel the balance of the subscription receivable.

In June 2003 the Company issued 50,000 shares at $0.32 per share for the services of a Director valued at $16,000.

In March 2003 the Company issued 50,000 shares at $0.33 per share for cash of $16,500.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

In February 2003 the Company subscribed 50,000 shares of common stock to a director at $0.42 per share for director services of $21,000. These shares were issued in March 2004. Also, in February 2003, a subscription of $3,575,000 was relieved when a loan of $1,920,000 was forgiven, and cash of $1,655,000 was received.

9.        Stock Options

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for employees in the financial statements. On February 17, 2003, Kirk S. Schumacher, President of the Company, was granted stock options to purchase 1,000,000 shares of the Company's stock at an exercise price of $.55 per share, expiring February 14, 2005. On May 8, 2003, Pat Lacy, Controller of the Company, was granted stock options to purchase
100,000 shares of the Company's common stock at an exercise price of $.35 per share, expiring May 8, 2005. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date for awards in 2003 and 2002, consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

2003
Net loss - as reported	$ (3,069,353)

Net loss - pro forma	$ (3,087,376)

Loss per share - as reported	$ (0.06)

Loss per share - pro forma	$ (0.06)

The fair value of each option granted is estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

2003
Expected Dividend yield	$ -0-
Expected stock price volatility	272%
Risk free interest rate	4.00-4.65%
Expected life of options	3 years

The following table summarizes information about stock options outstanding at December 31, 2003:

Weighted Average
Shares	Exercise Price
Options outstanding, beginning of year	-0-	$-0-
Options exercised	-0-	$-0-
Options granted	1,100,000	$0.53
Options outstanding, end of year	1,100,000	$0.53
Option price range at end of year	$0.35-$0.55
Weighted-average fair value of options Granted during the year	$0.59

There were no stock options at December 31, 2002.

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

The Company has a Non-Officer Limited Stock Appreciation Rights Plan. In August 2003 ten employees were granted awards for 2,500 Limited Stock Appreciation Rights, each with a multiplier of eighteen, at a base price of $0.24.

10.       Stock Subscriptions

In September 2001 the Company issued 2,758,620 shares under a subscription agreement in which a third party agreed to place the shares with investors interested in assisting the Company in reaching its objectives. The shares were valued at $0.725 per share for a total value of $2,000,000. At December 31, 2002, the Company had received $1,116,000 in cash from the third party. In early 2003 another $75,000 was received. In April 2002 the Company requested that the third party immediately remit the balance of $737,000 or return 1,023,611 shares for cancellation. This dispute has not yet been resolved as of the report date (See Note 13).

As of December 31, 2003, the total stock subscription receivable was $812,000. Of this amount, $737,000 was in dispute and $75,000 was due from a third party. At December 31, 2002 the receivable was $4,624,500.

11.       Provision for Income Taxes

The Company recognizes deferred tax liabilities and benefits for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Deferred tax liabilities and benefits are recognized using enacted tax rates in effect for the year in which the differences are expected to reverse.

The following is a schedule of the composition of the provision for income taxes:

	2003	2002
Federal
Current	$-0-	$-0-
Deferred	-0-	-0-

Total provision for federal income taxes	$-0-	$-0-

Deferred tax benefits and liabilities are calculated using enacted tax rates in effect for the year in which the differences are expected to reverse.

Deferred income taxes consist of future tax benefits and liabilities attributable to:

	2003	2002
Net operating loss carryforward	$18,032,199	$14,962,846

Net deferred federal income tax benefit	18,032,199	14,962,846

Valuation	(18,032,199)	(14,962,846)
Total provision for income taxes	$-0-	$-0-

SULPHCO, INC.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
December 31, 2003, and 2002

Reconciliation of the statutory federal income tax rate to the Company's effective tax rate is as follows:

December 31
2003	2002
Net loss before taxes	$(3,069,353)	$(6,542,127)
U.S. statutory rate	34.00%	34.00%
Change in deferred tax	1,043,580	2,224,323
Change in deferred tax asset valuation account	(1,043,580)	(2,224,323)
Total tax expense	$0.00	$0.00
Effective tax rate	0.0%	0.0%

The net change in the valuation account was $1,043,580 and $2,224,323, in the years ended December 31, 2003, and 2002, respectively. The valuation allowance has been estimated in an amount equal to the projected future benefit of the loss carryforward because there is no assumption that the Company will generate sufficient income to utilize the tax benefit. The Company has incurred losses since its inception. The Company has unused net operating losses available for carryforwards of approximately $18,032,199 that will start to expire in 2019.

12.       Fair Value of Financial Instruments

Financial Accounting Standards Board SFAS No. 107, "Disclosure About Fair Value of Financial Instruments" is a part of a continuing process by the FASB to improve information on financial statements. The following methods and assumptions were used by the Company in estimating its fair value disclosures for such financial instruments as defined by the Statement.

The carrying amounts reported in the balance sheets for accounts receivable approximate fair value due to their short-term nature. Notes payable approximate fair value as their stated interest rates approximate a market rate available to the Company.

13.       Subsequent Events

In January 2004 the Company issued 500,000 shares to the Chairman and 500,000 shares to a related party in lieu of prepaid interest of $296,000 on the notes payable to them.

Also in January 2004 the Company filed suit for the remittance of $737,000, the balance of the stock subscription that is in dispute. (See Note 10)

In February 2004 the Company extended their lease term for an additional one year to March 3, 2005. (See Note 5)

In March 2004 the Company issued the 50,000 shares subscribed at $0.42 per share to a director for director fees of $21,000.

Also in March 2004, the Company retired the note payable to a related party in the amount of $250,000 (See Note 4).

In June 2004 the Company entered into two private placements. The first private placement was to sell 2,978,333 shares of common stock at $0.90 per share, warrants exercisable at $1.125 per share for 1,073,217 shares of common stock, and additional investment rights entitling the purchaser to purchase up to 6,132,667 shares of common stock at a purchase price of $0.90 and a warrant to purchase up to 2,146,433 shares at $1.125 per share. The second private placement was to sell 2,030,960 shares of common stock at $1.25 per share, warrants exercisable at $1.5625 per share for 731,846 shares of common stock, and additional investment rights entitling the purchaser to purchase up to 2,090,989 shares of common stock at $1.25 per share and a warrant to purchase up to 1,463,692 shares at $1.5625 per share.

SULPHCO, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

FOR THE QUARTER ENDED
SEPTEMBER 30, 2003

(UNAUDITED)

SULPHCO, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
BALANCE SHEET
September 30, 2004 (unaudited)

ASSETS
September 30, 2004
(unaudited)
Current Assets
Cash	$1,350,946
Related party accounts receivable (net of allowance for bad debts of $15,373)	15,474
Prepaid expenses	189,874

Total current assets	1,556,294

Property and equipment (net of accumulated depreciation of $597,388)	192,518

Other Assets
Deferred tax asset (net of valuation allowance of $7,007,805)	-
Desulphurization prototype	427,630
Deposits	36,822

Total other assets	464,452

Total assets	$2,213,264

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$90,634
Accrued expenses	49,934
Related party notes payable	1,000,000

Total current liabilities	1,140,569

Stockholders' Deficit
Common stock, $.001 par value, 100,000,000 shares authorized
53,662,234 shares issued and outstanding	53,662
Additional paid-in-capital	22,420,091
Stock subscriptions receivable	(812,000)
Deficit accumulated during the development stage	(20,589,058)

Total stockholders' deficit	1,072,695

Total liabilities and stockholders' deficit	$2,213,264

The Accompanying Notes are an Integral Part of the Financial Statements
20

SULPHCO, INC. AND SUBSIDIARIES

(A Company in the Development Stage)
STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2004 and 2003 (unaudited)

		For the Three Months Ended		For the Nine Months Ended
	Inception	September		September 30
	to date	2004	2003	2004	2003

Revenue
Sales	$42,967	$-	$-	$-	$-
Interest income	44,228	4,919	1	4,919	3

Total revenue	87,195	4,919	1	4,919	3

Expenses

Salary and wage expense	(8,176,381)	(240,352)	(207,849)	(685,973)	(612,710)
Director fees	(4,702,000)	-	-	-	(18,500)
General and administrative expenses	(5,050,588)	(468,685)	(127,502)	(1,193,383)	(583,474)
Research and development expenses	(1,614,371)	(115,582)	(88,891)	(382,878)	(262,000)
Depreciation expense	(637,191)	(21,777)	(46,090)	(71,546)	(139,978)

Total expenses	(20,180,531)	(846,396)	(470,332)	(2,333,780)	(1,616,662)

Loss from operations	(20,093,336)	(841,477)	(470,331)	(2,328,861)	(1,616,659)

Loss on disposal of assets	(221,711)	-	-	-	-

Loss before interest expense and income taxes	(20,315,047)	(841,477)	(470,331)	(2,328,861)	(1,616,659)

Interest expense	(274,011)	(74,000)	(6,000)	(228,000)	(20,298)

Loss before income taxes	(20,589,058)	(915,477)	(476,331)	(2,556,861)	(1,636,957)

21

Provision for income taxes	-	-	-	-	-

Net loss	(20,589,058)	(915,477)	(476,331)	(2,556,861)	(1,636,957)

Loss per share:- basic	$(0.61)	$(0.02)	$(0.01)	$(0.05)	$(0.03)

Weighted average - basic	33,887,420	53,679,734	47,589,920	51,910,985	47,649,642

Loss per share:- diluted	$(0.60)	$(0.01)	$1.00	$(0.05)	$1.00

Weighted average - diluted	34,059,001	61,261,665	47,589,920	55,143,449	47,649,642

The Accompanying Notes are an Integral Part of the Financial Statements

22

SULPHCO, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
STATEMENT OF CASH FLOWS
September 30, 2004

	Inception	September 30,	September 30,
	to Date	2004	2003
Cash Flows from Operating Activities
Net loss	$(20,589,058)	$(2,556,861)	$(1,636,957)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense	$637,191	71,546	139,978
Shares issued for services	$5,822,368	213,700	16,000
Shares issued for interest expense	$74,000	74,000	-
Increase in allowance for doubtful debts	$36,373	15,373	-
(Increase) in accounts receivable	$(30,848)	(30,617)	-
Decrease in related party receivable	$1,359,185	-	-
Decrease in prepaid expenses	$33,627	43,099	(4,477)
Increase in accounts payable	$67,250	40,996	(114,054)
Decrease in accrued liabilities	$73,316	(30,442)	(29,700)
Decrease in legal settlement	-	(13,636)	(65,909)

Net cash used in operating activities	(12,516,596)	(2,172,842)	(1,695,119)

Cash Flows from Investing Activities
Sale of capital assets	$(659,076)	60,061	(768,186)
Investment in subsidiary	$(220,086)	-	-
Payment of deposits	$(36,822)	-	(13,245)
Development of intangible assets	$(15,843)	-	-

Net cash provided by (used in) investing activities	(931,827)	60,061	(781,431)

Cash Flows from Financing Activities
Proceeds from issuance of stock	$9,222,944	2,332,744	-
Proceeds from exercise of stock options	$145,250	145,250	16,500
Proceeds from stock subscriptions	$4,240,887	-	3,575,000
Proceeds from issuance of related party notes payable	$4,170,000	500,000	-
Proceeds from issuance of line of credit	$750,000	-	-
Return of capital	$(118,427)	-	-
Principal payments on related party notes payable	$(420,000)	(250,000)	(170,000)
Payments on contracts payable	$(250,000)	-	-
Principal payments on line of credit	$(750,000)	-	(500,000)
Principal payments on advance from related party	$(2,191,285)	-	-

Net cash provided by financing activities	14,799,369	2,727,994	2,921,500

Net increase in cash and cash equivalents	1,350,946	615,213	444,950

Cash and cash equivalents at inception,
period ending December 31, 2003 and 2002	-	735,733	13,574

Cash and cash equivalents at September 30, 2004	$1,350,946	$1,350,946	$458,524

Supplemental Information and Noncash Transactions
During the nine months ended September 30, 2004, and 2003, $6,000 and $20,298 were paid for interest, respectively, and no amounts were paid for income taxes.

In January 2004 one million subscribed shares were issued for interest expense of $74,000 and prepaid interest of $222,000.

In March 2004 fifty thousand subscribed shares were issued for the services of a director.

In July 2004 forty-five thousand shares were issued for marketing consulting in the amount of $128,700.

23

SULPHCO, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
September 30, 2004 (unaudited)

1.	Basis of Presentation
The accompanying unaudited interim financial statements of Sulphco, Inc., (the "Company") have been prepared by the Company in accordance with generally accepted accounting principles in the United States of America, pursuant to the Securities and Exchange Commission rules and regulations. In management's opinion, all adjustments necessary for a fair presentation of the results for the interim periods have been reflected in the interim financial statements. The results of operations for any interim period are not necessarily indicative of the results for a full year. All adjustments to the financial statements are of a normal recurring nature.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Such disclosures are those that would substantially duplicate information contained in the most recent audited financial statements of the Company, such as significant accounting policies and stock options. Management presumes that users of the interim statements have read or have access to the audited financial statements and notes thereto included in the Company's most recent annual report on Form 10-KSB.

2.	Consolidation

The Company owns 49% of a joint venture that it is the primary beneficiary of, to market and deploy the Company's technology in Kuwait. There was no activity in the entity during the quarter ended September 30, 2004. The Company and this entity make up the consolidation group (See Note 4).

Generally accepted accounting principles require consolidation of all majority-owned or controlled subsidiaries even if they have "non-homogeneous" operations, as well as the primary beneficiary of a variable interest entity. The consolidated financial statements include all such subsidiaries. All material inter-company transactions have been eliminated.

3.	Prepaid Expenses via Issuance of Stock

In January 2004 the Company issued one million shares of common stock, to a related party, in lieu of interest for two loans totaling $1,000,000. At September 30, 2004 the prepaid interest balance was $74,000. The prepaid interest is amortized over one year (the life of the loan). (See Note 5).

In July 2004 the Company issued forty-five thousand shares of common stock as consideration for consulting service for a one year period. The total value of the services was $128,700. As of September 30, 2004 the prepaid consulting expense was $107,250.

SULPHCO, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
September 30, 2004 (unaudited)

4.	Investments

In April 2004 the Company entered into an agreement with Kuwaiti nationals to deploy the Company's technology in the Kuwait. The Company owns 49% of the joint venture and will consolidate the entity. As of the end of the three months ended September 30, 2004, there was no investment in or expenses from the joint venture.

5.	Related Party Transactions
In March 2004 the Company issued 50,000 shares of subscribed common stock to a director at $0.42 per share for director services in the prior year.

An officer was paid consulting fees of $120,000 during the quarter, under an employment contract. The agreement is set to terminate on June 30, 2005.

The Company had outstanding at September 30, 2004, a $500,000 note due to a related party, as well as a $500,000 note payable to an officer. The Company issued 500,000 shares to each, the related party and officer, in lieu of interest on these notes resulting in an effective interest rate of 29.6%.

6.	Capital Stock
In January 2004 one million subscribed common shares were issued for prepaid interest of $296,000. (See Note 3).

Also in January 2004 one hundred thousand shares were issued at $0.85 per share for consulting services valued at $85,000.

In March 2004 fifty thousand subscribed common shares were issued for Director services valued in the prior year at $21,000.

SULPHCO, INC. AND SUBSIDIARIES
(A Company in the Development Stage)
NOTES TO THE INTERIM FINANCIAL STATEMENTS
September 30, 2004 (unaudited)

In June 2004 the Company entered into two private placements. The first private placement was to sell 2,978,333 shares of common stock at $0.90 per share, warrants exercisable at $1.125 per share for 1,073,217 shares of common stock, and additional investment rights entitling the purchaser to purchase up to 6,132,667 shares of common stock at a purchase price of $0.90 and a warrant to purchase up to 2,146,433 shares at $1.125 per share. The second private placement was to sell 2,030,960 shares of common stock at $1.25 per share, warrants exercisable at $1.5625 per share for 731,846 shares of common stock, and additional investment rights entitling the purchaser to purchase up to 2,090,989 shares of common stock at $1.25 per share and a warrant to purchase up to 1,463,692 shares at $1.5625 per share. The investors purchased 2,504,650 units of shares for $2,335,477 net of offering costs of $274,126. Each unit consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock, and an additional investment right entitling the purchaser to purchase up to one additional share and a warrant to purchase up to 0.70 shares.

In July 2004 forty-five thousand shares were issued at $2.86 per share for consulting services valued at $128,700. (See Note 3)

7.	Stock Options
No additional stock options were exercised during the 3 months ended September 30, 2004.

8.	Commitments and Contingencies

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist mainly of cash equivalents. The Company maintains amounts on deposit with financial institutions, which exceed federally insured limits. The Company has not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk.

There are various claims pending against the Company arising in the normal course of the Company's business. Although the amount of liability at September 30, 2004, cannot be ascertained, management is of the opinion that any resulting liability will not materially affect the Company's financial position.

In January 2004 the Company filed suit against a former director and their former stock transfer agent for the remittance of $737,000 for the balance of a stock subscription payable to the Company.

18,654,100 SHARES OF COMMON STOCK

Until ________________, 200_, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

       Section 78.751 of the Nevada Revised Statutes Annotated ("Nevada RSA") provides that a Nevada corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 78.751 of the Nevada RSA further provides that, in connection with the defense or settlement of any action by or in the right of a Nevada corporation, a Nevada corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation. Section 78.751 of the Nevada RSA further permits a Nevada corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

       Article VI of our Amended and Restated By-Laws provides that we will indemnify our directors and officers and advance costs and expenses incurred by such officers and directors to the fullest extent permitted by Nevada law. Our Amended and Restated By-Laws also permit us to enter into agreements with any director or officer or to obtain insurance indemnifying directors and officers against certain liabilities incurred by them in the performance of their duties, including liabilities under the Securities Act of 1933.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

       The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$6,558.52
Accounting fees and expenses	2,000.00
Legal fees and expenses	60,000.00
Printing expenses	500.00
Registrar and Transfer Agent's fees	500.00
Miscellaneous fees and expenses	1,000.00
Total	$70,558.52

1

Item 26. Recent Sales of Unregistered Securities.

       Following is certain information regarding securities sold by the registrant during the past three years without registering the sale by us of the securities under the Securities Act of 1933:

On September 13, 2002, we issued 50,000 shares to Rohinis Govind, an employee of SulphCo, for $5,000.00 in cash. Such shares      were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares bear a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his employment with us. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On November 12, 2002, we issued 100,000 shares to Erika Herrmann, the sister-in-law of Dr. Gunnerman, for $10,000.00 in cash, believed to be an accredited investor. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of her relationship with our co-founder, CEO and majority shareholder. The investor represented to us that she was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On August 8, 2001, we granted an option to purchase 4,000,000 shares of our common stock to Rudolf Gunnerman, an officer, director and majority shareholder, at an option exercise price of $0.50 per share as a bonus in consideration of his efforts as Chairman and CEO in connection with our desulfurization equipment delivered to IPLOM in Italy. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. On November 8, 2001, we issued 4,000,000 shares of our common stock to Dr. Gunnerman at $0.50 per share in consideration of an unsecured promissory note in the principal amount of $2,000,000. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares.

       On March 25, 2002, we issued 1,000,000 shares of our common stock to Harry P. Holman, a director and co-founder, valued at $0.50 per share in consideration of his efforts in investor relations by introducing us to various institutions and individuals, including RBC Dain Rauscher, Joe Cunningham, Mark Easterbrook, Bob Chappell, Merchants Group, Gene Anderson, Peninsula Investments, Hillbloom Investments, Byron James, Dan Webster, Halcyon Partners LLC, JasonJon Holdings LLC, David Broderick, Ken and Barbara Miller and Paul Holder. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares.

       On March 25, 2002, we issued 6,000,000 shares of our common stock to Dr. Gunnerman, an officer, director and majority shareholder, valued at $0.50 per share in consideration for extraordinary services provided to us, including his efforts as the CEO of the Company since July 2001. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares.

2

       On November 12, 2002, we issued 100,000 shares to Erika Herrmann, the sister-in-law of Dr. Gunnerman, believed to be an accredited investor based upon her verbal representations to the Company regarding her financial status, for $0.10 per share upon payment in cash of an unsecured promissory note. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. On December 28, 2000, we had created a pool of options and we then granted Erika Hermann an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Erika Hermann exercised her option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. On August 1, 2002, we offered to reduce the principal of the note from $150,000 to $10,000, or $0.10 per share. The offer and sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of her relationship with our co-founder, CEO and majority shareholder. The investor represented to us that she was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On December 18, 2002, we issued 100,000 shares to Loren Kalmen for $0.10 per share, in part upon payment in cash of an unsecured promissory note and in part consideration of Mr. Kalmen's verbal agreement to provide additional tax consulting services to the Company. Mr. Kalmen is a Certified Public Accountant believed by the Company to be an accredited investor based upon his verbal representations to the Company regarding his financial status. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. On December 28, 2000, we had created a pool of options and we then granted Loren Kalmen an option to acquire 100,000 shares of our stock at $1.50 per share from that pool. Loren Kalmen exercised his option on May 24, 2001, by executing a promissory note for $150,000 or $1.50 per share. On August 1, 2002, we offered to reduce the principal of the note from $150,000 to $15,000, or $0.10 per share. On that date the fair market value of our stock was $0.32 per share. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares bear a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On December 23, 2002, we granted an option to Kirk S. Schumacher to purchase 50,000 shares at $0.33 per share, which option was exercised for cash on January 13, 2003. At the time of the grant and exercise Mr. Schumacher was our corporate legal counsel, and was believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship as our corporate legal counsel. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On February 12, 2003, we confirmed the December 4, 2000 issuance of 2,000,000 shares of common stock to Mark T. Cullen, our former president and co-founder in consideration for services as an officer of the Company, and believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, and the February 14, 2001 issuance of 120,000 shares of common stock to Mr. Cullen, in settlement of a lawsuit. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder and his prior relationship with us as co-founder and president. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. Mr. Cullen was represented by legal counsel in connection with the confirmation of the December 4, 2002 issuance of 2,000,000 shares and the120,000 shares issued to him in settlement of litigation. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

3

       On February 17, 2003, we issued 50,000 shares to Kirk S. Schumacher, our former corporate legal counsel, believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, in consideration of his agreeing to serve on our board of directors. The issuance of the 50,000 shares and the issuance of the option and the option shares by us were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. On June 30, 2004, while employed by us as President, Corporate Secretary and Director, Mr. Schumacher exercised 200,000 of these options and paid the full option price to us. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship as our former corporate legal counsel, and in June 2004, by reason of his relationship as an officer an director of our company. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       In June 2003 we issued 50,000 shares of common stock to Loren J. Kalmen, a Certified Public Accountant and believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, for his services as a director. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On May 23, 2003, we granted an option to a former controller, to purchase 100,000 shares at $0.35 per share. On June 30, 2004, the option was partially exercised for 100,000 shares. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of his relationship with our co-founder, CEO and majority shareholder, and in June 2004 by reason of his relationship as an officer and director. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On November 4, 2003, we issued 2,173,913 shares to Rudolf W. Gunnerman, an officer, director and majority shareholder, in consideration of the cash payment of $500,000. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares.

       On December 30, 2003, we issued a $500,000 promissory note to Dr. Gunnerman, an officer, director and majority shareholder. On January 5, 2004, we issued 500,000 shares to Dr. Gunnerman and his spouse valued at $0.37 per share, or $74,000, as interest in lieu of a cash interest payment. Such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares.

4

       On December 30, 2003, we issued a $500,000 promissory note to Erika Herrmann, the sister-in-law of Dr. Gunnerman, believed to be an accredited investor based upon her verbal representations to the Company regarding his financial status. On January 5, 2004, we issued 500,000 shares to Erika Herrmann valued at $0.37 per share, or $74,000, as interest in lieu of a cash interest payment. Such shares were issued in reliance on the exemption from registration contained in section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of these shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us by reason of her relationship with our co-founder, CEO and majority shareholder. The investor represented to us that she was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       On January 21, 2004, we issued 100,000 shares of common stock to Fuad A M A Alghareeb, believed to be an accredited investor based upon his verbal representations to the Company regarding his financial status, for his consulting services for the marketing in Kuwait, United Arab Emirates and Bahrain of our desulfurization units and the licensing of our technology. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising. The investor represented to us that he was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

       In June 2004 we sold common stock together with warrants and rights to purchase our common stock and securities convertible into common stock, aggregating 18,654,100 shares, pursuant to two private placements with a total of 29 investors and two placement agents, all believed by us to be accredited investors based upon their written representations to the Company regarding their financial status. All such securities were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Regulation D thereunder, and the certificates representing such securities were issued with a restrictive legend reflecting the limitations on future transfer of those shares. These offerings were made without public solicitation or advertising, and the offerees and purchasers are believed to have a pre-existing relationship with a finder and broker employed by us in connection with these offerings. Each of the investors represented to us that they were knowledgeable and sophisticated, and were experienced in business and financial matters so as to be capable of evaluating an investment in our securities. Each of the investors was afforded full access to information regarding our business, including our reports filed with the SEC. The terms of these securities are set forth in Part I of this registration statement.

       On July 15, 2004, we sold 45,000 shares of common stock to InteSec, a company owned by an individual believed to be an accredited based upon written representations to the Company by its sole owner regarding his financial status made in one of the two June 2004 private placements. The shares were issued under a consulting agreement in consideration of marketing consultation services provided and to be provided by InteSec in support of our efforts to obtain government funding. These services were valued based upon the Board of Directors' evaluation of the fair market value of these services to the Company and in view of the limited availability of cash resources and the restricted nature of the stock. All such shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such shares were issued with a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with us. The investor represented to us that it was knowledgeable and sophisticated, and was experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor was afforded full access to information regarding our business, including reports filed with the SEC.

5

       In November 2004 we entered into a public relations consulting agreement with Rubenstein Public Relations, Inc. providing for cash compensation of $10,000 per month. Pursuant to this agreement we also agreed to issue: (i) one warrant evidencing the right to purchase 50,000 shares of common stock at an exercise price of $1.93, being the closing price of the common stock at the date of the execution of the agreement; and (ii) provided the agreement has not been terminated as of May 2004, one warrant evidencing the right to purchase through November 2009, 50,000 shares of common stock at an exercise price equal to the closing price of the common stock on May 11, 2005 at the date of the execution of the agreement. Each of the warrants will expire in November 2009. All such securities are being issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and the certificates representing such securities will bear a restrictive legend reflecting the limitations on future transfer of those shares. The sale of these securities was made without public solicitation or advertising, and the investor had a pre-existing relationship with one of our investors. Rubinstein has represented to us that it is knowledgeable and sophisticated, and is experienced in business and financial matters so as to be capable of evaluating an investment in our securities. This investor has been afforded full access to information regarding our business, including reports filed with the SEC.

6

Item 27. Exhibits.

(a) Exhibits:	..

3.1*	Restated Articles of Incorporation, as filed on December 30, 2003, with the Nevada Secretary of State.

3.2 **	Amended and Restated Bylaws.

4.1+	Form of Additional Investment Rights initially issued on June 3, 2004.

4.2++	Form of Additional Investment Rights initially issued on June 15, 2004.

4.3+	Form of Warrant initially issued on June 3, 2004.

4.4++	Form of Warrant initially issued on June 15, 2004.

5.1	Opinion re Legality of Securities.

10.1**	Executive Employment Agreement dated as of February 17, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.2*	2003 Non-Officer Limited Stock Appreciation Rights Plan.

10.3+	Securities Purchase Agreement dated as of June 1, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.

10.4++	Securities Purchase Agreement dated as of June 14, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.
10.5#	Engagement Agreement dated July 1, 2002, by and between SulphCo, Inc. and RWG, Inc.

10.6#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.7#	Stock Subscription Agreement dated as of January 13, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.8#	Promissory Note dated February 28, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.9#	Stock Option Agreement dated as of May 8, 2003, between SulphCo, Inc. and Patrick E. Lacy.

10.10#	Engagement Agreement dated July 1, 2003, by and between SulphCo, Inc. and RWG, Inc.

10.11#	Stock Subscription Agreement dated as of October 28, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.12#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman and Doris Gunnerman.

10.13#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Erika Herrmann.

10.14#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Erika Herrmann.

10.15#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.16#	Stock Issuance Agreement dated as of January 21, 2004, by and between SulphCo, Inc. and Fuad A M A Alghareeb.

10.17#	Letter dated April 28, 2004, from Rudolf W. Gunnerman to SulphCo, Inc.

10.18#	Promissory Note dated April 28, 2004, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.19#	Finder's Fee Agreement made as of May 11, 2004 between SulphCo, Inc. and Vantage Investments Group, Inc.

7

10.20#	Letter Agreement dated May 28, 2004 between SulphCo, Inc. and Olympus Securities, LLC.

10.21#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.22#	Consulting Agreement dated July 15, 2004, by and between SulphCo, Inc. and InteSec Group LLC.

10.23#	Collaboration Agreement dated August 6, 2004, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.24#	Contract for Establishment of a Limited Liability Company (SulphCo Oil Technologies Kuwait).

10.25	Laboratory Test Agreement dated November 2002 by and between SulphCo, Inc. and ChevronTexaco Energy Research and Technology Company.

10.26	Refinery Test Agreement dated May 2003 by and between SulphCo, Inc. and Chevron U.S.A., Inc.

14*	Code of Ethics adopted by the Board of Directors on March 12, 2004.

16.1+++	Letter from Forbush and Associates to the SEC dated May 14, 2004.

23.1	Consent of Mark Bailey & Company, Ltd.

23.2	Consent of Forbush and Associates.

23.3	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page of Registration Statement filed on July 1, 2004)

________________

* Incorporated by reference from the registrant's Annual Report on Form 10-KSB (SEC File No. 333-27599) as filed with the SEC on March 29, 2004.

** Incorporated by reference from the registrant's Form 10-QSB for the quarter ended March 31, 2003 (SEC File No. 27599) as filed with the SEC on May 14, 2003.

+ Incorporated by reference from the registrant's Form 8-K (SEC File No. 27599) as filed with the SEC on June 4, 2004.

++ Incorporated by reference from the registrant's Form 8-K (SEC File No. 27599) as filed with the SEC on June 16, 2004.

+++ Incorporated by reference from the registrant's Form 10-QSB for the quarter ended March 31, 2004, (SEC File No. 27599) as filed with the SEC on May 17, 2004.

# Previously filed as an exhibit to this Registration Statement.

       (b) Financial Statement Schedules

       None.

8

Item 28. Undertakings.

       The undersigned registrant hereby undertakes:

 (1) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the registrant will file a post-effective amendment to state the terms of such offering.

 (2)  For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as a part of this registration statement as of the time the Commission declared it effective.

 (3)  For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

 (4)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (5)   In accordance with Item 512(a) of Regulation S-B, relating to Rule 415 offerings, the registrant will:

 (a)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)     Include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii)   Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, as amended, if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii)  Include any additional or changed material information on the plan of distribution.

       (b)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

       (c)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

9

SIGNATURES

       In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Sparks, State of Nevada, on November 17, 2004.

SULPHCO, INC.

By /s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman,
Chairman of the Board and
Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Rudolf W. Gunnerman _	Chairman of the Board, Chief Executive	November 17, 2004
Rudolf W. Gunnerman	Officer, Director
(Principal Executive Officer)

/s/ Kirk S. Schumacher _	President and Director	November 17, 2004
Kirk S. Schumacher	Director

/s/ Michael A. Abend	Treasurer and Interim Controller	November 17, 2004
Michael A. Abend	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Loren J. Kalmen	Director	November 17, 2004
Loren J. Kalmen

/s/ Harry P. Holman _	Director	November 17, 2004
Harry P. Holman

10

EXHIBIT INDEX

3.1*	Restated Articles of Incorporation, as filed on December 30, 2003, with the Nevada Secretary of State.

3.2 **	Amended and Restated Bylaws.

4.1+	Form of Additional Investment Rights initially issued on June 3, 2004.

4.2++	Form of Additional Investment Rights initially issued on June 15, 2004.

4.3+	Form of Warrant initially issued on June 3, 2004.

4.4++	Form of Warrant initially issued on June 15, 2004.

5.1	Opinion re Legality of Securities.

10.1**	Executive Employment Agreement dated as of February 17, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.2*	2003 Non-Officer Limited Stock Appreciation Rights Plan.

10.3+	Securities Purchase Agreement dated as of June 1, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.

10.4++	Securities Purchase Agreement dated as of June 14, 2004, by and between SulphCo, Inc. and the Purchasers parties thereto.
10.5#	Engagement Agreement dated July 1, 2002, by and between SulphCo, Inc. and RWG, Inc.

10.6#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.7#	Stock Subscription Agreement dated as of January 13, 2003, by and between SulphCo, Inc. and Kirk S. Schumacher.

10.8#	Promissory Note dated February 28, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman.

10.9#	Stock Option Agreement dated as of May 8, 2003, between SulphCo, Inc. and Patrick E. Lacy.

10.10#	Engagement Agreement dated July 1, 2003, by and between SulphCo, Inc. and RWG, Inc.

10.11#	Stock Subscription Agreement dated as of October 28, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.12#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Rudolf W. Gunnerman and Doris Gunnerman.

10.13#	Promissory Note dated December 30, 2003, from SulphCo, Inc. to Erika Herrmann.

10.14#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Erika Herrmann.

10.15#	Stock Issuance Agreement dated as of December 30, 2003, by and between SulphCo, Inc. and Rudolf W. Gunnerman.

10.16#	Stock Issuance Agreement dated as of January 21, 2004, by and between SulphCo, Inc. and Fuad A M A Alghareeb.

10.17#	Letter dated April 28, 2004, from Rudolf W. Gunnerman to SulphCo, Inc.

10.18#	Promissory Note dated April 28, 2004, from SulphCo, Inc. to Rudolf W. Gunnerman.

11

10.19#	Finder's Fee Agreement made as of May 11, 2004 between SulphCo, Inc. and Vantage Investments Group, Inc.

10.20#	Letter Agreement dated May 28, 2004 between SulphCo, Inc. and Olympus Securities, LLC.

10.21#	Engagement Agreement dated July 1, 2004, by and between SulphCo, Inc. and RWG, Inc.

10.22#	Consulting Agreement dated July 15, 2004, by and between SulphCo, Inc. and InteSec Group LLC.

10.23#	Collaboration Agreement dated August 6, 2004, by and between SulphCo, Inc. and ChevronTexaco Energy Technology Company.

10.24#	Contract for Establishment of a Limited Liability Company (SulphCo Oil Technologies Kuwait).

10.25#	Laboratory Test Agreement dated November 2002 by and between SulphCo, Inc. and ChevronTexaco Energy Research and Technology Company.

10.26#	Refinery Test Agreement dated May 2003 by and between SulphCo, Inc. and Chevron U.S.A., Inc.

14*	Code of Ethics adopted by the Board of Directors on March 12, 2004.

16.1+++ Letter from Forbush and Associates to the SEC dated May 14, 2004.

23.1	Consent of Mark Bailey & Company, Ltd.

23.2	Consent of Forbush and Associates.

23.3	Consent of Guzik & Associates (Included in Exhibit 5.1)

24.1	Power of Attorney (Included in Signature Page of Registration Statement filed on July 1, 2004)

________________

* Incorporated by reference from the registrant's Annual Report on Form 10-KSB (SEC File No. 333-27599) as filed with the SEC on March 29, 2004.
** Incorporated by reference from the registrant's Form 10-QSB for the quarter ended March 31, 2003 (SEC File No. 27599) as filed with the SEC on May 14, 2003.
+ Incorporated by reference from the registrant's Form 8-K (SEC File No. 27599) as filed with the SEC on June 4, 2004.
++ Incorporated by reference from the registrant's Form 8-K (SEC File No. 27599) as filed with the SEC on June 16, 2004.
+++ Incorporated by reference from the registrant's Form 10-QSB for the quarter ended March 31, 2004, (SEC File No. 27599) as filed with the SEC on May 17, 2004.
# Previously filed as an exhibit to this Registration Statement.

12

EXHIBIT 5.1

GUZIK & ASSOCIATES
11355 West Olympic Blvd., Suite 300
Los Angeles, CA 90064

November 17, 2004

SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431

       Re: Registration Statement on Form SB-2 (SEC File No. 333-117061)

Ladies and Gentlemen:

       We have examined Amendment No. 3 to the Registration Statement on Form SB-2 (SEC File No. 333-117061) (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of 18,654,100 shares of Common Stock, to be sold by certain selling security holders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by each of the selling security holders in the manner set forth in the Registration Statement.

       It is our opinion that such shares, when issued in accordance with the terms described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

       We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and all applicable provisions of Nevada law, including the General Corporation Law of the State of Nevada, applicable rules and regulations under Nevada law and the applicable judicial and regulatory interpretations thereunder, and we express no opinion with respect to the applicability of, or the effect thereon, of the laws of any other jurisdiction.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto

Very truly yours,

/s/ GUZIK & ASSOCIATES

13

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated June 17, 2004 relating to the financial statements SulphCo, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement

/s/ Mark Bailey & Company, Ltd. Reno, Nevada
November 12, 2004

14

EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2 of our report dated May 13, 2002 relating to the financial statements SulphCo, Inc., which appears in such Registration Statement.

/s/ Forbush and Associates Reno, Nevada
November 17, 2004